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                                                              Exhibit 10.50




                           PURCHASE AND SALE AGREEMENT

                          AND JOINT ESCROW INSTRUCTIONS

                                      DATED

                                AUGUST 31, 1999,

                                 BY AND BETWEEN

                            HBR REALTY COMPANY, INC.,
                               A NEVADA CORPORATION,

                                       AND

                IOWA WEST RACING ASSOCIATION, NONPROFIT CORPORATION,
                            AN IOWA NONPROFIT CORPORATION






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                                TABLE OF CONTENTS
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
                                                                                                 PAGE

1.       AGREEMENT TO PURCHASE AND SELL.............................................................2

2.       CONSIDERATION..............................................................................2
         2.1  Consideration.........................................................................2
         2.2  Holdback..............................................................................2
         2.3  Letter of Credit......................................................................5
         2.4  Allocation of the Consideration.......................................................6

3.       OPENING OF ESCROW..........................................................................7

4.       ACTIONS PENDING CLOSING....................................................................7
         4.1  Due Diligence.........................................................................7
         4.2  Title Matters.........................................................................9
         4.3  Conduct of Business Pending the Closing..............................................11
         4.4  Transferred and Non-Transferred Employees............................................13
         4.5  Notice of Change in Circumstances; Litigation........................................14
         4.6  No Defaults..........................................................................15
         4.7  Exclusive Negotiation................................................................15
         4.8  Intentionally Deleted................................................................16
         4.9  Hart-Scott-Rodino Act................................................................16
         4.10  Formation of Subsidiary.............................................................16
         4.11  Reasonable Efforts..................................................................17

5.       DESCRIPTION OF PROPERTY...................................................................18
         5.1  The Improvements.....................................................................18
         5.2  The Real Property....................................................................18
         5.3  The Personal Property................................................................18
         5.4  The Intangible Property..............................................................19
         5.5  Net Working Capital..................................................................20

6.       CONDITIONS TO CLOSING.....................................................................20
         6.1  HBR's Closing Conditions.............................................................20
         6.2  Failure of HBR's Closing Conditions..................................................24
         6.3  IWRA's Closing Conditions............................................................24
         6.4  Failure of IWRA's Closing Conditions.................................................26

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
7.       TERMINATION...............................................................................26
         7.1  Termination Events...................................................................26
         7.2  Effect of Termination................................................................28
         7.3  Payment of Costs Upon Termination....................................................29

8.       CLOSING...................................................................................29
         8.1  Closing Date.........................................................................29
         8.2  Deliveries by IWRA...................................................................29
         8.3  Deliveries by HBR....................................................................31
         8.4  Actions by Escrow Agent..............................................................32
         8.5  Working Capital Adjustments to the Consideration.....................................33
         8.6  Post Closing Adjustments.............................................................33
         8.7  Closing Costs........................................................................34
         8.8  Deliveries Outside of Escrow.........................................................35

9.       IWRA'S REPRESENTATIONS AND WARRANTIES.....................................................36
         9.1  Existing Contracts...................................................................36
         9.2  Insurance............................................................................36
         9.3  Litigation...........................................................................36
         9.4  Compliance with Laws.................................................................37
         9.5  Condemnation; Special Assessments....................................................37
         9.6  Toxic or Hazardous Materials.........................................................38
         9.7  Disclosure...........................................................................39
         9.8  No Conflicts.........................................................................39
         9.9  Due Organization; Consents...........................................................40
         9.10  IWRA's Authority; Validity of Agreements............................................40
         9.11  Foreign Investment In Real Property Tax Act.........................................40
         9.12  Leases..............................................................................40
         9.13  Gaming Laws.........................................................................40
         9.14  Year 2000 Compliance................................................................41
         9.15  Financial Statements................................................................42
         9.16  Taxes...............................................................................43
         9.17  Nonprofit Status....................................................................43
         9.18  Liens Against the Gaming License....................................................44
         9.19  Liens Against the Gaming Equipment..................................................44
         9.20  Books and Records...................................................................44
         9.21  No Undisclosed Liabilities..........................................................44
         9.22  Accounts Receivable.................................................................44
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
         9.23  Disputed Accounts Payable...........................................................44
         9.24  Intellectual Property...............................................................45
         9.25  Labor Matters.......................................................................46
         9.26  Compliance with the WARN Act........................................................48
         9.27  Utilities Access....................................................................48
         9.28  Complimentaries.....................................................................48
         9.29  Customer Database...................................................................48
         9.30  Material Misstatements or Omissions.................................................49
         9.31  Ad Valorem Taxes....................................................................49
         9.32  Mechanic's Liens....................................................................49
         9.33  Liens on Personal Property and Intangible Property..................................49
         9.34  Condition of Property...............................................................49
         9.35  Stipulated Agreement................................................................49

10.      HBR'S REPRESENTATIONS AND WARRANTIES......................................................50
         10.1  No Conflicts........................................................................50
         10.2  Due Organization; Consents..........................................................50
         10.3  HBR's Authority; Validity of Agreements.............................................51
         10.4  Litigation..........................................................................51
         10.5  Current Assets......................................................................51

11.      ADDITIONAL COVENANTS OF IWRA..............................................................51
         11.1  Gaming License and Status...........................................................51
         11.2  IWRA's Nonprofit Status.............................................................52
         11.3  Promotion of Gaming.................................................................52
         11.4  Litigation..........................................................................53
         11.5  Governmental Authorities............................................................53
         11.6  Account for Indemnity Claims........................................................53

12.      ADDITIONAL COVENANTS OF HBR.
         12.1  Calculation of the Cap Payment......................................................53
         12.2  Delivery of the Cap Payment.........................................................53
         12.3  Certain Rights Assignable...........................................................55
         12.4  Equitable Adjustment................................................................56
         12.5  Governmental Authorities............................................................56
         12.6  Financing...........................................................................56

13.      RISK OF LOSS..............................................................................56
         13.1  Condemnation........................................................................56
         13.2  Casualty............................................................................57

14.      REMEDIES..................................................................................57
         14.1  Default by HBR......................................................................57
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
         14.2  Default by IWRA.....................................................................58

15.      BROKERS...................................................................................58
         15.1  IWRA's Broker.......................................................................58
         15.2  HBR's Broker........................................................................58

16.      INDEMNIFICATION...........................................................................58
         16.1  HBR's Indemnification...............................................................58
         16.2  IWRA's Indemnification..............................................................59
         16.3  Further Assurances..................................................................59

17.      CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS..................................................59
         17.1  Confidentiality.....................................................................59
         17.2  Public Announcements................................................................59

18.      MISCELLANEOUS PROVISIONS..................................................................60
         18.1  Governing Law.......................................................................60
         18.2  Entire Agreement....................................................................60
         18.3  Modification; Waiver................................................................60
         18.4  Notices.............................................................................60
         18.5  Expenses............................................................................63
         18.6  Assignment..........................................................................63
         18.7  Severability........................................................................63
         18.8  Survival............................................................................64
         18.9  Arbitration.........................................................................64
         18.10  Successors and Assigns; Third Parties..............................................65
         18.11  Counterparts.......................................................................65
         18.12  Headings...........................................................................65
         18.13  Time of Essence....................................................................65
         18.14  Further Assurances.................................................................65
         18.15  Number and Gender..................................................................66
         18.16  Construction.......................................................................66
         18.17  Post Closing Access to Records.....................................................66
         18.18  Exhibits and Schedules.............................................................66
         18.19  Attorneys' Fees....................................................................66
         18.20  Business Days......................................................................66
         18.21  Amendment or Supplement............................................................66
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                           PURCHASE AND SALE AGREEMENT

                          AND JOINT ESCROW INSTRUCTIONS

                  THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "AGREEMENT") is made and entered into as of August 31, 1999 (the "EXECUTION DATE"), by and between HBR REALTY COMPANY, INC., a Nevada corporation ("HBR"), and IOWA WEST RACING ASSOCIATION, NONPROFIT CORPORATION, an Iowa nonprofit corporation ("IWRA"), for the purpose of setting forth the agreement of the parties and of instructing FIDELITY NATIONAL TITLE INSURANCE COMPANY ("ESCROW AGENT") with respect to the transactions contemplated by this Agreement.

                                 R E C I T A L S

                  A. IWRA is the owner of (i) an undivided fee simple interest in that certain parcel of real property located in the City of Council Bluffs, County of Pottawattamie, State of Iowa, as more particularly described on EXHIBIT "A" attached hereto (the "LAND PARCEL"), together with the "Improvements" (as hereinafter defined) located thereon, comprised of a casino and a dog racing track commonly known as "Bluffs Run Casino" (the "GAMING FACILITY"), and (ii) a leasehold interest in certain parcels of real property located in the City of Council Bluffs, County of Pottawattamie, State of Iowa, and in the City of Omaha, County of Douglas, State of Nebraska, each as more particularly described on EXHIBIT "B" attached hereto (collectively, the "LEASED PROPERTIES").

                  B. The Land Parcel, together with the Leased Properties, the Improvements, the balance of the "Real Property," the "Personal Property," the "Intangible Property," and the "Net Working Capital" (each as hereinafter defined), are sometimes collectively referred to herein as the "PROPERTY."

                  C. Subject to the receipt of any and all permits, consents and approvals necessary from any "Governmental Authority" (as hereinafter defined), including, without limitation, the Iowa Racing and Gaming Commission (the "GAMING COMMISSION"), the Administrator of the Gaming Commission, the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice and as further set forth in Section 7.1.4 hereof, IWRA desires to sell and HBR desires to purchase the Property upon and subject to the terms and conditions set forth in this Agreement.



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                                A G R E E M E N T

                  NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, HBR and IWRA hereby agree, and instruct Escrow Agent, as follows:

1.       AGREEMENT TO PURCHASE AND SELL.

                  Subject to all of the terms and conditions of this Agreement, IWRA agrees to sell, transfer and convey to HBR, and HBR agrees to acquire and purchase from IWRA, the Property, upon and subject to the terms and conditions set forth herein.

2.       CONSIDERATION.

                  2.1 CONSIDERATION. The consideration for the Property (the "CONSIDERATION") shall be (i) One Hundred Thirty Nine Million Six Hundred Thousand and No/100 Dollars ($139,600,000.00) plus (ii) an amount equal to the present value of certain projected tax savings (the "INITIAL TAX SAVINGS PAYMENT") to be realized by HBR calculated as of the "Closing Date" (as hereinafter defined) in accordance with SCHEDULE 2.1 attached hereto.

                  2.2 HOLDBACK. At "Closing" (as hereinafter defined), Forty Five Million and No/100 Dollars ($45,000,000.00), without interest (the "HOLDBACK"), of the Consideration shall not be paid by HBR but shall become payable only in accordance with the terms and conditions set forth below:

                           2.2.1  REFERENDUM APPROVAL.  On or before the
"Referendum Payment Date" (as hereinafter defined), HBR shall pay to IWRA, by wire transfer of immediately available funds (x) the Holdback, plus (y) Five Million and No/100 Dollars ($5,000,000.00), without interest (the "BONUS"), unless either (i) the proposition to approve gambling games at pari-mutuel racetrack enclosures, submitted to the county electorate at the 2002 general election pursuant to the requirements of Iowa Code Section 99F.7, subsection 10, subparagraph "d" as in effect on the date hereof (the "REFERENDUM"), shall not have been approved, or (ii) as of the Referendum Payment Date, a slots casino cannot continue to be operated at the Gaming Facility under then-applicable law, PROVIDED, that if a "Referendum Challenge" (as hereinafter defined) shall have been brought prior to the Referendum Payment Date, then,

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subject to any payment obligation under Sections 2.2.2 and 2.2.3, HBR shall not be obligated to pay the Holdback or the Bonus. Passage of the Referendum is hereinafter referred to as "REFERENDUM APPROVAL," the date the results of the Referendum are certified to the County Auditor of Pottawattamie County, Iowa is hereinafter referred to as the "REFERENDUM DATE," and the fifth (5th) "Business Day" (as hereinafter defined) after the Referendum Date is hereinafter referred to as the "REFERENDUM PAYMENT DATE."

                           2.2.2   FAILURE OF REFERENDUM APPROVAL WITHOUT
BUSINESS INTERRUPTION. If Referendum Approval is not obtained or if HBR is not required to pay the Holdback and the Bonus due to the existence of a Referendum Challenge, but the operation of a slots casino at the Gaming Facility can continue through December 31, 2003 without being interrupted as a result of the Referendum or any Referendum Challenge (other than one or more interruptions totaling an aggregate of no more than four weeks during such period), then HBR shall have no obligation to pay the Holdback or the Bonus. In such circumstance, HBR shall be obligated to pay to IWRA, by wire transfer in immediately available funds, an amount equal to Ten Million and No/100 Dollars ($10,000,000.00), without interest (the "ANNIVERSARY PAYMENT"), on December 31, 2003. If the Anniversary Payment has been earned, then on the last day of each complete calendar quarter after December 31, 2003 during which HBR can continue to operate a slots casino at the Gaming Facility, HBR shall be obligated to pay to IWRA by wire transfer of immediately available funds, a payment of Two Million Five Hundred Thousand and No/100 Dollars ($2,500,000.00), without interest (the "QUARTERLY PAYMENTS"), PROVIDED, that HBR's obligations to make Quarterly Payments shall terminate if such operations are interrupted after December 31, 2003 as a result of the Referendum or a Referendum Challenge, such termination to be effective for the quarter in which the interruption occurred and all subsequent quarters. The maximum number of Quarterly Payments shall be as follows: (a) if the Referendum Approval shall not have been obtained, eight
(8); or (b) if the Referendum Approval was obtained, but HBR is not required to pay the Holdback and the Bonus because of the existence of a Referendum Challenge, sixteen (16), each of (a) and (b) shall be reduced as necessary to reflect any payments made pursuant to Section 2.2.3 hereof.

                           2.2.3  REFERENDUM CHALLENGES.  If any judicial,
administrative or other legal proceeding which seeks to void, delay, challenge or otherwise contest the results of a Referendum Approval (each, a "REFERENDUM CHALLENGE") is brought following Referendum Approval, but prior to the Referendum Payment Date, then, subject to the provisions of Section 2.2.2, HBR shall not be obligated to pay the



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Holdback or the Bonus unless and until (i) all such Referendum Challenges have been dismissed or otherwise denied to the reasonable satisfaction of HBR, or (ii) not earlier than the 180th day following the Referendum Date, IWRA shall have provided HBR with an opinion of counsel, reasonably acceptable to HBR, that such Referendum Challenge is substantially without merit and likely to fail. Subject to the provisions of this section, if condition (i) or (ii) above is satisfied, HBR shall pay to IWRA, by wire transfer of immediately available funds, the Holdback and the Bonus (minus any amounts paid pursuant to Section 2.2.2 hereof, and plus interest at the rate of 6% per annum from the Referendum Date to the date such amounts were actually paid), not later than five (5) Business Days following the satisfaction of such condition (the "CHALLENGE PAYMENT DATE"). If, prior to December 31, 2005, HBR makes any payment pursuant to Sections 2.2.1, 2.2.2 or 2.2.3(ii), and as a result of any Referendum Challenge brought prior to, or within 180 days after, the Referendum Date, HBR cannot continue to operate a slots casino at the Gaming Facility, IWRA shall reimburse HBR for all amounts paid pursuant to Sections 2.2.1, 2.2.2 or 2.2.3 hereof, less any amounts that would have been paid pursuant to Section 2.2.2 if the Referendum Approval had not been obtained. Any reimbursement shall include interest at the rate of 6% per annum, from the date HBR made such reimbursable payment to IWRA to the date IWRA makes such reimbursement to HBR. Prior to the Challenge Payment Date, either party may initiate arbitration proceedings under Section 18.9 hereunder to challenge the other party's determination that condition (i) or
(ii) is or is not satisfied. The prevailing party in such arbitration shall be entitled to payment of reasonable costs and attorney's fees incurred in connection with such arbitration, and all payment obligations of HBR shall be suspended during the pendency of any such arbitration. If the arbitrators determine that any suspended payment was due to IWRA, HBR shall pay such amount, plus interest at the rate of 8% per annum, from the date such payment was determined to have been due until the date such amount is paid.

                           2.2.4  RIGHT OF OFFSET.  If, on any date that
payment is due to IWRA under this Section 2.2, IWRA owes HBR monies pursuant to the terms of this Agreement (other than Section 2.2.1), the Lease by and between HBR and IWRA, attached hereto as EXHIBIT "C" (the "LEASE"), or the Management Agreement by and between IWRA and Harveys BR Management Company, Inc., a Nevada corporation ("MANAGER"), attached hereto as EXHIBIT "D" (the "MANAGEMENT AGREEMENT"), then HBR shall be entitled to offset such amounts against payments due to IWRA as follows: (i) if such amounts are owed to HBR pursuant to Section 12.2 hereof, then HBR may offset such amounts from any payment owed to IWRA, and (ii) if such amounts are owed to HBR pursuant to any other section of this Agreement, the Lease



                                     4

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or the Management Agreement such amount shall have been reduced to a final judgment, not subject to appeal, at which time HBR may offset such amounts from any payment owed to IWRA. In the event that HBR intends to offset any amounts, it shall notify IWRA at least five (5) Business Days prior to such offset, PROVIDED, that the failure to make such notice shall not adversely affect HBR's right to make such offset. If IWRA disputes any offset, it may initiate arbitration proceedings under Section 18.9 hereunder to challenge any such offset within thirty (30) Business Days of the date IWRA receives notice of such offset from HBR. The prevailing party in such arbitration shall be entitled to payment of reasonable costs and attorney's fees incurred in connection with such arbitration. If the arbitrators determine that any amounts offset by HBR should have been paid to IWRA, HBR shall pay such amounts, plus interest at the rate of 6% per annum, from the date such payments were determined to have been due until the date such amounts are paid.

                           2.2.5  CERTAIN RIGHTS ASSIGNABLE.  Notwithstanding
the provisions of Section 18.6.1 of this Agreement, IWRA may assign its rights to payment of any amounts payable pursuant to this Section 2.2 to Iowa West Foundation, an Iowa nonprofit corporation (the "FOUNDATION"), PROVIDED, that the Foundation shall have executed an agreement to bound by the terms of this Section 2.2. Upon receipt of notice from IWRA that such assignment has occurred, HBR shall make such payments directly to the Foundation in accordance with this Section 2.2.

                  2.3 LETTER OF CREDIT. HBR's obligations pursuant to Section
2.2.1 and payments due in the event of an unsuccessful Referendum Challenge under Section 2.2.3 hereof shall be supported by an irrevocable letter of credit on the terms set forth on Schedule 2.3 attached hereto (the "LETTER OF CREDIT"), which Letter of Credit shall be delivered on the Closing Date pursuant to Section 8.3.4 hereof. On the Closing Date, Escrow Agent shall deliver the Letter of Credit to First National Bank of Omaha ("L/C ESCROW AGENT") to be held pursuant to the terms and conditions below. The reasonable fees and expenses of the L/C Escrow Agent shall be paid by HBR.

                           2.3.1  DRAWS ON THE LETTER OF CREDIT.  If HBR is
obligated to pay the Holdback and the Bonus to IWRA in full pursuant to Sections 2.2.1 or 2.2.3, but HBR fails to make such payment when due, then IWRA shall send HBR a notice of such failure. If HBR does not pay the Holdback to IWRA within two (2) Business Days of HBR's receipt of IWRA's notice, then, subject to Section 2.3.3 below, IWRA and HBR shall each deliver a notice executed by such party which instructs L/C Escrow Agent to draw on the amount of the Letter of Credit to the extent of any shortfall in the payment of the Holdback. Notwithstanding anything to the contrary



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herein, subject to the terms of Section 2.3.2 below, L/C Escrow Agent shall draw on the entire stated amount of the Letter of Credit on the third (3rd) Business Day prior to the expiry date thereof, unless on or before such date, HBR delivers to L/C Escrow Agent (i) an extension of such expiring Letter of Credit, (ii) a replacement letter of credit substantially on the same terms as the Letter of Credit, or (iii) an amount of cash equal to the stated amount of the expiring Letter of Credit.

                           2.3.2  CANCELLATION OF THE LETTER OF CREDIT.
Within three (3) Business Days of the occurrence of either (i) the Referendum Date, if Referendum Approval is not obtained; or (ii) the later of HBR's payment of the Holdback and the Bonus as set forth in Sections 2.2.1 or 2.2.3, if the Referendum Approval is obtained; IWRA and HBR shall deliver a notice executed by each party which instructs L/C Escrow Agent to cancel the Letter of Credit. If a Referendum Challenge is pending and HBR makes any payment to IWRA under Section 2.2.2 hereof, IWRA and HBR shall deliver a notice executed by each party which instructs L/C Escrow Agent to reduce the amount of the Letter of Credit accordingly.

                           2.3.3  DISPUTES.  In the event that HBR and IWRA
have any dispute regarding any matter governed by this Section 2.3, then they shall submit their dispute to binding arbitration in accordance with Section
18.9 hereof. Notwithstanding anything to the contrary herein, in the event that there is a dispute between the parties as to any amount to be disbursed from L/C Escrow Agent to IWRA, then (i) with respect to the amounts in dispute, L/C Escrow Agent shall hold such amount or the Letter of Credit supporting such amount in escrow and shall not disburse any disputed amounts until the dispute is resolved pursuant to a written agreement between HBR and IWRA or a written determination of the arbitrator pursuant to Section 18.9 hereof and (ii) with respect to amounts not in dispute, HBR and IWRA shall instruct L/C Escrow Agent to disburse the undisputed amounts to IWRA in accordance with the terms of this Agreement. Upon the parties receipt of an exe cuted decision of an arbitrator with respect to any amount held by L/C Escrow Agent, HBR and IWRA shall deliver instructions to L/C Escrow Agent to disburse such amounts in accordance with such arbitrator's decision.

                  2.4 ALLOCATION OF THE CONSIDERATION. The Consideration (less any payments required under Section 2.2 hereof) shall be allocated among the Property in accordance with section 1060 of the Internal Revenue Code of 1986, as amended (the "CODE"), and the Treasury regulations promulgated thereunder, and such allocations shall be reflected on EXHIBIT "E" attached hereto. HBR and IWRA agree to file their respective United States federal and state income "Tax Returns" (as defined below),



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including Internal Revenue Service Form 8594, in a manner consistent with
EXHIBIT "E" as such exhibit may be adjusted, from time to time. Prior to the Closing, EXHIBIT "E" shall be prepared by HBR and be reasonably acceptable to IWRA. Any additional Consideration paid pursuant to Section 2.2 hereof shall be allocated pursuant to section 1060 of the Code and in a manner consistent with the allocations as set forth on EXHIBIT "E".

30       OPENING OF ESCROW.

                  On or before the third (3rd) Business Day after the Execution Date, HBR and IWRA shall cause an escrow ("ESCROW") to be opened with Escrow Agent by delivery to Escrow Agent of a fully executed copy of this Agreement. This Agreement shall constitute escrow instructions to Escrow Agent as well as the agreement of the parties. Escrow Agent is hereby appointed and designated to act as Escrow Agent and instructed to deliver, pursuant to the terms of this Agreement, the documents and funds to be deposited into Escrow as herein provided. The parties hereto shall execute such additional escrow instructions (not inconsistent with this Agreement as determined by counsel for HBR and IWRA) as Escrow Agent shall deem reasonably necessary for its protection, including Escrow Agent's general provisions (as may be modified by HBR, IWRA and Escrow Agent). In the event of any inconsistency between the provisions of this Agreement and such additional escrow instructions, the provisions of this Agreement shall govern.

40       ACTIONS PENDING CLOSING.

                  4.1  DUE DILIGENCE.

                           4.1.1  PROPERTY DOCUMENTS.  Prior to the Execution
Date, at IWRA's sole cost and expense, IWRA has delivered to HBR, for its review and copying, true, correct and complete copies of all contracts, organizational and corporate documents, collective bargaining agreements, employment documents and records, correspondence, books, ledgers, files and any and all other materials relating to the Property (other than business plans, marketing plans, and other proprietary documents which shall be delivered to HBR at Closing), including, without limitation, all tax filings (including, without limitation, those related to IWRA's charitable or nonprofit status), audited and unaudited financial statements for the past three (3) years, incorporation documents, corporate by-laws and minutes, standard operating procedure manuals or guidelines, business plans, documentation regarding human resource programs or policies, personnel records, marketing plans, as-built plans and



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specifications, income and expense records, leases, engineering tests, soil tests, hazardous materials reports, termite reports, environmental reports and assessments, "Service Contracts" (as hereinafter defined), structural and mechanical reports, maps (including, without limitation, topographical maps), plans, agreements, governmental permits and approvals, licenses, appraisals, abstracts of title, title opinion letters, title policies, surveys, construction warranties, land studies, a description of existing and known proposed local improvements affecting the Property (including, without limitation, assessment levels), a certificate from the appropriate governmental authorities confirming the zoning, building and platting status of the Property, all correspondence with all Federal, state or local government or any court, administrative, or regulatory agency or commission or other governmental entity or agency or quasi-governmental entity or agency of any nature, domestic or foreign, including, without limitation, the Gaming Commission, the Administrator of the Gaming Commission, the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice (collectively, the "GOVERNMENTAL AUTHORITIES" and each, a "GOVERNMENTAL AUTHORITY") regarding the Property, all property tax statements and assessed value notices, and all insurance policies (collectively, the "PROPERTY DOCUMENTS"), to the extent that the same were in its possession and IWRA has used its best efforts to cause its agents, auditors or independent contractors to deliver the same to HBR after a diligent review and examination of their respective files and records.

                           4.1.2  HBR'S DILIGENCE TESTS.  At all reasonable
times during the period commencing on the Execution Date and ending on the Closing Date or the earlier termination of this Agreement, HBR, its agents and representatives shall be entitled to: (a) enter onto the Property at all reasonable times so long as reasonable advance notice has been given to IWRA, to perform any inspections, investigations, studies and tests of the Property, including, without limitation, physical, structural, mechanical, architectural, engineering, soils, geotechnical and environmental tests, that HBR deems reasonable; (b) cause an environmental assessment of the Property to be performed, upon reasonable notice to IWRA; (c) review all Property Documents and examine and copy any and all books and records maintained by IWRA or its agents (including, without limitation, all documents relating to utilities, zoning and the access, subdivision and appraisal of, and all legal requirements affecting, the Property); and (d) investigate such other matters as HBR may reasonably desire. The parties shall use commercially reasonable efforts to obtain an environmental report and assessment reasonably acceptable to HBR (the "PHASE I REPORT") as soon as reasonably practicable. HBR shall indemnify, protect, defend and hold harmless IWRA from all claims, liens and encumbrances (including, without limitation, any claim for a mechanic's lien or materialman's lien), causes of action, costs, losses, damages and reasonable attorneys' fees incurred by IWRA in connection with or arising out of any inspections or tests carried on, by or on behalf of HBR pursuant to this Section 4.1.2; PROVIDED, HOWEVER, that HBR shall not indemnify IWRA for any claim, loss or cause of action caused by IWRA's negligence or willful misconduct or any physical condition existing on the Property prior to HBR's or its agent's entry thereon. HBR's indemnity obligation pursuant to the immediately preceding sentence shall survive the Closing or earlier termination of this Agreement.

                  4.2  TITLE MATTERS.

                           4.2.1  ABSTRACT OF TITLE.  IWRA has caused a
continuation of the abstract of title for the Real Property (the "ABSTRACT OF TITLE") to be completed and delivered to the Law Offices of Curtis J. Heithoff, Attorney at Law, HBR's Iowa local counsel ("HBR'S LOCAL COUNSEL"). HBR's Local Counsel has examined and prepared an attorney's title opinion (the "TITLE OPINION") addressed to Fidelity National Title Insurance Company (in such capacity, "TITLE COMPANY"). The Abstract of Title shall become the property of HBR on the Closing Date, and shall show marketable title, subject to "Permitted Exceptions" (as defined below) in conformity with this Agreement, the land title law of the State of Iowa, and the Iowa Title Standards of the Iowa State Bar Association.

                           4.2.2  DELIVERIES BY IWRA.  IWRA has caused:  (a)
Title Company to issue and deliver to HBR a current preliminary report for an American Land Title Association (ALTA) extended coverage owner's policy of title insurance for the Property (the "PTR"); (b) Title Company to deliver to HBR legible copies of all documents referenced as exceptions in the PTR (collectively, the "UNDERLYING DOCUMENTS"); (c) a search for filings (at the State and County in which the Property is located and at the State of formation of IWRA) pursuant to the Uniform Commercial Code with regard to the Personal Property (the "UCC SEARCH") to be performed and delivered to HBR; and (d) a surveyor licensed in the State of Iowa to prepare and deliver to HBR and Title Company a current as-built survey for the Property (the "SURVEY"), in a form reasonably satisfactory to HBR and Title Company, made in accordance with ALTA / ACSM minimum technical standards and the laws of the State of Iowa, certified to HBR (and its nominees), Title Company, IWRA and, at the request and expense of HBR, to any other person, limited partnership, limited liability company, corporation, joint venture, or any other entity (collectively, "PERSON") as HBR may reasonably request, showing the entire Real Property, all adjoining streets and roads (including, without limitation, the points of ingress and regress thereto), the exact location by metes and bounds and the exact dimensions of the Land Parcel and any buildings and structures located thereon, a legal description of the Land Parcel, the flood zone designation of the Real Property, the exact location of any Improvements, set back lines, protrusions, encroachments, parking spaces and easements on and upon the Real Property, together with all rights-of-way and other matters relating to the Real Property. The PTR, the Underlying Documents, the UCC Search and the Survey shall be collectively referred to herein as the "TITLE DOCUMENTS." Notwithstanding the foregoing, the parties hereby acknowledge that, as of the Execution Date, a final Survey has not yet been delivered by IWRA to HBR for approval.

                           4.2.3  HBR'S REVIEW OF TITLE.  HBR shall have
until the fifteenth (15th) day following the receipt of all Title Documents and the Phase I Report (the "DUE DILIGENCE TERMINATION DATE") to notify IWRA in writing of any objection that HBR may have to any matters reported or shown in the Title Documents (provided, however, that if any updates to the Title Documents are received by HBR, HBR shall have an additional five (5) Business Days, regardless of the passage of the Due Diligence Termination Date, following HBR's receipt of such update and legible copies of all documents referenced therein, to notify IWRA of objections to items shown on any such update that were not disclosed on the previously delivered Title Documents). Matters reported in or shown by the Title Documents (or any updates thereof) and not timely objected to by HBR as provided above shall be deemed to be "PERMITTED EXCEPTIONS." As a condition to Closing, IWRA shall take all reasonable action necessary to remove from title to the Property any exceptions and matters so objected to by HBR, or, in the alternative, IWRA shall obtain for HBR title insurance from Title Company insuring over such exceptions or matters, such insurance to be in form and substance satisfactory to HBR. If, prior to the Closing, IWRA is unable despite such reasonable actions to remove or satisfactorily insure over any exceptions or matters objected to by HBR, then HBR may, as its sole and exclusive remedy therefor, either: (a) terminate this Agreement (in which case the parties shall equally share the cancellation charges, if any, of Escrow Agent and Title Company, and neither party shall thereafter have any rights or obligations to the others hereunder, other than pursuant to Sections 4.1.2 and 8.7 and Article 15 hereof, which provisions shall survive the termination of this Agreement); or (b) proceed to a timely Closing whereupon such objected to exceptions or matters shall be deemed to be Permitted Exceptions. Notwithstanding anything to the contrary contained herein, IWRA shall discharge and remove any and all liens affecting the Property that secure an obligation to pay money (other than installments of real estate taxes not delinquent as of the Closing) (collectively, the "LIENS") and, even though HBR does not expressly disapprove such Liens, such Liens shall not be Permitted Exceptions.

                           4.2.4  CONDITION OF TITLE AT CLOSING.  Upon the
Closing, IWRA shall transfer, contribute and convey to HBR fee simple title to the Real Property by a duly executed and acknowledged general warranty deed in the form of EXHIBIT "G" attached hereto (the "DEED"), subject only to the Permitted Exceptions. Prior to the Closing, IWRA shall not take any action or commit or suffer any acts that would give rise to a variance from the current legal description of the Real Property, or cause the creation of any exception or encumbrance against or respecting the Real Property without the prior written consent of HBR, which consent may be withheld in HBR's sole and absolute discretion. IWRA shall not directly or indirectly sell, contribute, assign or create any right, title or interest whatsoever in or to the Property, the Gaming License, or the Gaming Equipment, or create or permit to exist thereon any lien, charge or encumbrance other than the applicable Permitted Exceptions, or enter into any agreement to do any of the foregoing, without the prior written consent of HBR (which consent may be granted or withheld in HBR's sole and absolute discretion). Nothing in this
Section 4.2.4 shall preclude HBR from disapproving title matters in accordance with the provisions of Section 4.2.3 hereof.

                  4.3 CONDUCT OF BUSINESS PENDING THE CLOSING. From the Execution Date through the Closing Date, IWRA shall conduct its operations and business with respect to the Property in the ordinary and usual course of business, consistent with all laws, rules, regulations, ordinances, or court or administrative orders or decisions of all applicable "Governmental Authorities" (collectively, "LAWS") and past practice. In furtherance of the immediately preceding sentence, IWRA shall use its best efforts to cause AIM, Inc., an Iowa corporation ("CURRENT MANAGER"), its current property manager, and all of IWRA's and/or Current Manager's employees to operate the Property in the ordinary course of business, consistent with all Laws and past practice. Current Manager shall be deemed to have reviewed this Agreement.

                           4.3.1 Without limiting the generality of the
foregoing, and except as otherwise expressly permitted by this Agreement, prior to the Closing Date, without the prior written consent of HBR, IWRA shall not:

                           (i)      mortgage or otherwise encumber or subject
to any lien any of the Property;

                           (ii)     sell, transfer or assign any of the
Property;

                           (iii)    enter into any contract with respect to
the Property which (a) is not terminable within ninety (90) days, or (b) requires the approval of the Gaming Commission, unless with respect to (a) and (b), a proposed copy of the contract, including, without limitation, any agreements relating to greyhound purses, has been delivered to HBR and HBR has not disapproved such contract within five (5) Business Days of its receipt;

                           (iv)     take any actions with respect to the
development of the Property, including, without limitation, applying for, pursuing, accepting or obtaining any permits, approvals or other development entitlements from any Governmental Authority or finalizing or entering into any agreements relating thereto without the prior written consent of HBR (which consent may be granted or withheld in HBR's sole and absolute discretion);

                           (v)      except as may be required by a change in
Law or in generally accepting accounting principles, change any of the accounting practices, principles, or procedures employed as of the Execution Date;

                           (vi)     unless required by a change in Law,
close, terminate or otherwise eliminate any activity historically conducted on the Property;

                           (vii)    unless required by a change in Law, make
any material change to any practice or procedure relating to the employees of IWRA, including, without limitation, any human resources procedures, compensation and benefit programs, and salary or hourly wage amounts, except ordinary merit pool increases or increases due to tenure in accordance with past practice provided that, with respect to any employee, such increase shall not exceed five percent (5%) of such employee's salary or hourly rate prior to such increase without the prior written consent of HBR (which consent may be granted or withheld in HBR's sole and absolute discretion);

                           (viii)   take or agree to take in writing or
otherwise, any actions prohibited in subsections (i) through (vii) above.

                  4.4   TRANSFERRED AND NON-TRANSFERRED EMPLOYEES.

                           4.4.1  HBR will extend offers of continued
employment to all the employees of IWRA working at the Property as of or immediately prior to the Closing Date for employment beginning immediately after the Closing Date (other than the general manager (the "GENERAL MANAGER") of the Property). Employees who accept such employment with HBR are herein collectively referred to as the "TRANSFERRED EMPLOYEES." For the purposes of compensation, leave and benefit programs only, including tenure provisions and vesting rights, each Transferred Employee shall retain as his or her hire date, the most recent date he or she was hired by IWRA. The terms and conditions of employment of such Transferred Employees, including benefits, shall be at least equal to those provided to existing employees of the entity affiliated with HBR that owns and operates the riverboat casino located in Council Bluffs, Iowa, commonly known as Harvey's Casino Hotel. Each of the parties agrees to cooperate with each other in order to accomplish an orderly transfer of the Transferred Employees. IWRA hereby agrees to employ the General Manager upon such terms as HBR and the General Manager shall agree to assist in such transition (the "TRANSITION EMPLOYMENT PERIOD"). HBR shall be responsible for the General Manager's compensation and benefits (as in effect on the Execution Date) during the Transition Employment Period. IWRA shall use its best efforts to cause the General Manager of the Property to cooperate with and aid in the orderly transfer of the Property to HBR. Upon request by HBR prior to the end of the Transition Employment Period, IWRA shall terminate the employment of the General
Manager following the Transition Employment Period. IWRA shall pay ninety
(90) days' severance pay to General Manager.

                           4.4.2  On or prior to the Closing Date, IWRA shall
terminate the employment of all Transferred Employees.

                           4.4.3  All obligations, debts, and liabilities
relating to any Transferred Employee, which (a) due and payable on or prior to the Closing Date, (b) attributable to the period on or prior to the Closing, (c) have accrued but are not due or payable on or prior to the Closing (excluding, however, any obligations, debts or liabilities included in the working capital adjustment set forth in Section 8.5 hereof which shall be HBR's obligations), are the responsibility of IWRA and (d) any accrued bonuses are the responsibility of IWRA and are to be paid to the Transferred Employees by IWRA prior to or on the Closing Date.

                           4.4.4  All known obligations, debts, liabilities
and "Proceedings" (as hereinafter defined) relating to any and all employees of IWRA that are not Transferred Employees (such employees being hereinafter referred to as "NON-TRANSFERRED EMPLOYEES") for periods prior to and including the Closing Date, including, without limitation, all salaries, accrued vacations, bonuses and liabilities under severance or employment agreements for the Non-Transferred Employees, are the responsibility of IWRA. IWRA shall have the right (in its sole and absolute discretion) to terminate or not to terminate any or all of the Non-Transferred Employees. For any Non-Transferred Employees that remain employees of IWRA from and after the Closing Date, IWRA shall continue to assume any and all liabilities under any health, welfare, insurance, disability, retirement or similar plans, policies or arrangements and other liabilities or obligations concerning or relating to Non-Transferred Employees and shall indemnify, defend and hold HBR harmless from and against any and all Proceedings arising out of or relating in any way to the employment, employment practices, terms and conditions of employment or termination of employment by IWRA of any Non-Transferred Employee, including, without limitation, any current or future Proceedings regarding the violation of applicable Federal, state and local laws, rules and regulations relating to immigration, discrimination, harassment, terms and conditions of employment, work hours, wages, plant closings or mass layoffs, child labor, occupational health and safety, and the payment and withholding of taxes and other sums required by Governmental Authorities.

                           4.4.5  HBR and IWRA acknowledge and agree that,
(a) except as provided in Section 4.4.1 no representations or commitments concerning the terms or conditions of employment by IWRA or HBR following the Closing have been or will be given to any employees of IWRA, except as agreed to in writing as a joint or individual communication to any employees of IWRA and as may be required for any "effects bargaining" with the Union; (b) except as HBR may otherwise agree in writing or as may be required by Law, the employment of any Transferred Employee by HBR following the Closing shall be on an at-will basis, and HBR (or any such Transferred Employee) may terminate the employment relationship at any time, for any reason, with or without cause or notice; and (c) the terms and conditions of the Transferred Employees' employment with HBR follow ing the Closing are subject to change at any time with or without notice.

                  4.5 NOTICE OF CHANGE IN CIRCUMSTANCES; LITIGATION. IWRA shall promptly notify HBR of any change (collectively, the "CHANGES") in any condition with respect to the Property or any portion thereof or of any event or circumstance of which IWRA obtains knowledge subsequent to the Execution Date that (a) materially affects the Property or any portion thereof, or the use or operation of the Property or any portion thereof, (b) makes any representation or warranty of IWRA to HBR under Article 9 of this Agreement untrue or misleading in any material respect or (c) makes any covenant or agreement of IWRA under this Agreement incapable or substantially less likely of being performed, it being expressly understood that IWRA's obligation to provide information to HBR under this Section 4.5 shall in no way relieve IWRA of any liability for a breach by IWRA of any of its representations, warranties, covenants or agreements under this Agreement. In addition to the foregoing, on or before the Closing Date, IWRA shall deliver to HBR written notice of any Changes of which IWRA has knowledge that have occurred since or subsequent to the Execution Date. In the event that any "Proceeding" of the character described in Section 9.3 hereof is initiated prior to the Closing, IWRA shall promptly advise HBR in writing. Notwithstanding anything to the contrary contained herein, if IWRA becomes aware after the Execution Date of any Changes that
(i) make any representation or warranty set forth in this Agreement (which was true, correct and complete as of the Execution Date) untrue, incorrect or incomplete or (ii) make any covenant or agreement of IWRA under this Agreement (which was, as of the Execution Date, capable of being performed) incapable or substantially less likely of being performed, to the extent that such Changes are not a result of IWRA's breach of this Agreement, such Changes shall not constitute a default by IWRA hereunder and shall have no liability to HBR with respect thereto, but IWRA shall promptly notify HBR of such Changes.

                  4.6 NO DEFAULTS. IWRA shall not default with respect to the performance of any obligation relating to the Property, including, without limitation, the payment of all amounts due and the performance of all obligations with respect to any existing indebtedness or existing leases or contracts affecting the Property.

                  4.7 EXCLUSIVE NEGOTIATION. Until the earlier to occur of the Closing Date or the termination of this Agreement, IWRA shall (i) remove the Property from the market, (ii) not authorize or permit any affiliate, agent, partner, officer, director or employee of, or any investment banker, attorney or other advisor or representative of IWRA (collectively, the "IWRA PARTIES") to, directly or indirectly, (A) solicit or initiate, or encourage any inquiries regarding a transfer of the of the Property to any Person, other than HBR, or (B) participate in any discussions or negotiations regarding, or furnish to any Person any information with respect to, or take any other action to facilitate the making of any proposal or offer that constitutes, or may reasonably be expected to impede, interfere with, frustrate, prevent, nullify or materially delay the transactions contemplated hereby or which would reasonably be expected to materially dilute the benefits to HBR of the transactions contemplated hereby, and (iii) immediately advise HBR of any proposal, offer, or request for information it receives (together with the details of such proposal, offer or request for information) from any Person with respect to the transfer of the Property. IWRA shall cease and shall immediately instruct IWRA Parties to immediately cease and cause to be terminated any such existing activities, discussions and negotiations with any Persons conducted prior to the Execution Date.

                  4.8  INTENTIONALLY DELETED.

                  4.9 HART-SCOTT-RODINO ACT. As soon as practicable, IWRA and HBR shall make any and all filings practicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"). IWRA will furnish to HBR, and HBR will furnish to IWRA, such necessary information and reasonable assistance as either party may request in connection with its preparation of necessary filings or submissions to any Governmental Authority in connection with the transactions contem plated by this Agreement, the Lease and/or the Management Agreement, including, without limitation, any filings necessary under the provisions of the HSR Act. IWRA will supply HBR, and HBR will supply IWRA, with copies of all correspondence, filings, or communications (or memoranda setting forth the substance thereof) between IWRA and its representatives or HBR and its representatives, on the one hand, and the U.S. Federal Trade Commission, the Antitrust Division of the U.S. Department of Justice, or any other Governmental Authority or members of its staff, on the other hand with respect to the Agreement or the transactions contemplated hereby.

                  4.10 FORMATION OF SUBSIDIARY. IWRA shall use its reasonable best efforts (i) to form either (A) a single purpose subsidiary in which to conduct any and all activities of IWRA other than as specified in Section 4.10(i)(B), or (B) a single purpose subsidiary to receive any and all fees and payments contemplated by the Lease and the Management Agreement, and (ii) to obtain all consents and approvals necessary from any Governmental Authority with respect to the formation of such subsidiary. If IWRA elects to, and is otherwise able to, form a subsidiary under clause (i)(B) of this Section 4.10, IWRA shall assign the Lease and Management Agreement to such subsidiary (HBR's consent to such assignment being hereby acknowledged).

                  4.11 REASONABLE EFFORTS. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use all commercially reasonable efforts to take, or cause to be taken (including through its officers and directors and other appropriate personnel), all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, the Lease and the Management Agreement, including, without limitation, (i) obtaining all necessary actions or nonactions, waivers, consents and approvals from the Governmental Authorities and the making of all necessary registrations and filings (including filings with the Governmental Authorities, if any) and taking all reasonable steps as may be necessary to obtain "Licenses" (as hereinafter defined) or waivers from, or to avoid an action or proceeding by, any Governmental Authority (including in respect of any pari-mutuel or gaming laws), (ii) obtaining all necessary consents, approvals or waivers from third parties, (iii) defending any Proceeding, whether judicial or administrative, challenging this Agreement or the consummation of any of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed,
(iv) IWRA's introduction and facilitation of discussions between HBR and any third parties reasonably requested by HBR, including, without limitation, the Iowa Greyhound Association and all other Persons involved in the dog racing activities conducted at the Property, and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. Notwithstanding the foregoing, the parties acknowledge that HBR and its "Affiliates" (as defined below) are not obligated by any provision of this Agreement to obtain any consent, approval, license, waiver, order, decree, determination of suitability or other authorization with respect to any limited partner of any Affiliate of HBR. Nothing herein shall be deemed to require HBR or IWRA or any of their respective Affiliates to take any steps (including without limitation the expenditure of funds) or provide any information to obtain any consent, approval, license, waiver, order, decree, determination of suitability or other authorization, other than is customary in the State of Iowa for such matters or are reasonably required to carry out the intent of this Agreement. As used in this section, an "AFFILIATE" of any Person means another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

50       DESCRIPTION OF PROPERTY.

                  5.1 THE IMPROVEMENTS. As used herein, the term
"IMPROVEMENTS" shall mean all buildings, improvements, structures and fixtures now or hereafter located on or in the Land Parcel, including, without exception, the Gaming Facility, but excluding the "Gaming Equipment" (as hereinafter defined).

                  5.2 THE REAL PROPERTY. As used herein, the term "REAL PROPERTY" shall include (a) the Improvements, (b) all apparatus, equipment and appliances affixed to and used in connection with the operation or occupancy of the Land Parcel and/or any of the Improvements (including, without limitation, heating, air conditioning or mechanical systems and facilities used to provide any utility services, refrigeration, ventilation, waste disposal or other services) and now or hereafter located on or in the Land Parcel or any of the Improvements, and (c) all of IWRA's rights, privileges and easements appurtenant to or used in connection with the Land Parcel and/or any of the Improvements, including, without limitation, all minerals, oil, gas and other hydrocarbon substances, all development rights, air rights, water, water rights and water stock relating to the Land Parcel, all strips and gores, all of IWRA's rights, title and interest in and to any streets, alleys, easements, rights-of-way, public ways, or other rights of IWRA appurtenant, adjacent or connected to the Land Parcel.

                  5.3 THE PERSONAL PROPERTY. As used herein, the term "PERSONAL PROPERTY" shall mean all of that certain tangible personal property, equipment and supplies owned by IWRA and situated at the Real Property and used by IWRA in connection with the use, operation, maintenance or repair of all or any portion of the Real Property, including without limitation, computer equipment, service equipment, kitchen equipment, decorations, china, glassware, linens, silverware, kitchen and bar small goods, paper goods, printing, stationery, uniforms, furniture, fixtures, appliances, fittings, furnishings, vehicles and inventories (including, without limitation, all food and beverages, maintenance and housekeeping supplies, and other supplies of all kinds, whether in use or held in reserve storage for future use in connection with the operation of the Property); PROVIDED, HOWEVER, the gaming equipment described on SCHEDULE 5.3 attached hereto, together with such other gaming equipment, if any, which may only be owned by the holder of the Gaming Licenses pursuant to applicable Law (collectively "GAMING EQUIPMENT"), shall be retained by IWRA and not transferred to HBR.

                  5.4 THE INTANGIBLE PROPERTY. As used herein, the term "INTANGIBLE PROPERTY" shall mean all of that certain intangible property owned by IWRA and used by IWRA in connection with all or any portion of the Real Property and/or the Personal Property, including, without limitation, all of IWRA's right, title and interest in, to and under: (a) all contract rights (including, without limitation, the

Service Contracts), current accounts receivable (as determined in accordance with generally accepted accounting principles), books, records, reports, operating and training manuals, test results, environmental assessments, if any, as-built plans, specifications and other similar documents and materials relating to the use, operation, maintenance, repair, construction or fabrication of all or any portion of the Real Property and/or the Personal Property; (b) all rights, if any, in and to the trademarks, tradenames, patents, and trade secrets; (c) all computer software used in the operation and maintenance of all activities conducted on the Property (collectively, the "SOFTWARE"); (d) all transferable business licenses, architectural, site, landscaping or other permits, applications, approvals, authorizations and other entitlements affecting any portion of the Real Property; (e) all transferable guarantees, warranties and utility contracts relating to all or any portion of the Real Property; (f) all human resources files and records and all other records relating to any Transferred Employees; and (g) goodwill, all customer lists and player lists, mailing lists, casino files, copies of accounting records and copies of financial statements. Notwithstanding the foregoing, all originals of books, accounting records and other business records of IWRA may be retained by IWRA if HBR receives copies of such documents to the extent pertaining to the Property or the Gaming Facility, IWRA maintains such original documents to the extent pertaining to the Property or the Gaming Facility in good condition after the Closing Date and HBR is afforded such reasonable access to the original documents to the extent pertaining to the Property or the Gaming Facility as it may request. As used herein, "Intangible Property" shall not include the following (collectively, the "EXCLUDED INTANGIBLE PROPERTY"): (i) U.S. patent number 5,908,354, dated June 1, 1999, which is owned by the General Manager, (ii) the patent pending relating to activity boards used in the Gaming Equipment, which patent has been filed by the General Manager, (iii) all federal trademark registrations and/or pending applications for the following trademarks and servicemarks currently being used in the Gaming Facility, each of which is owned by the General Manager: "Lucky Dog" (Registration No. 2,134,991); "Wild Dog" (Registration No. 2,168,578), and "Wowzer" (registration pending); and (iv) subject to Section 11.4 hereof, any claim for tax refunds which relates to any period prior to the Closing Date.

                  5.5 NET WORKING CAPITAL. As used herein, "NET WORKING CAPITAL" shall mean "current assets," as determined in accordance with generally accepted accounting principles applied consistently with Seller's past practice (including without limitation, the "Cash Amount" (as hereinafter defined)), less "current liabilities," as determined in accordance with generally accepted accounting princi-ples consistent with Seller's past practice. The term "CASH AMOUNT" shall mean cash in the amount of Six Million and No/100 Dollars ($6,000,000.00).

60       CONDITIONS TO CLOSING.

                  6.1 HBR'S CLOSING CONDITIONS. The obligation of HBR to complete the transactions contemplated by this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at Closing) (collectively, "HBR'S CLOSING CONDITIONS"), which conditions may be waived, or the time for satisfaction thereof extended, by HBR only in a writing executed by HBR (provided, however, that any such waiver shall not affect HBR's ability to pursue any remedy it may have with respect to any breach hereunder by IWRA):

                           6.1.1  TITLE.  Title Company shall be prepared and
irrevoca bly committed to issue to HBR (with an effective date not earlier than the Closing Date), an American Land Title Association extended coverage owner's policy of title insurance in favor of HBR for the Real Property (the "OWNER'S TITLE POLICY"), (a) showing fee title to the Real Property vested in HBR or its nominee, (b) including those endorsements reasonably requested by HBR (provided that such endorsements are available to HBR), (c) containing no exceptions other than the applicable Permitted Exceptions, and (d) stating liability coverage in such amounts as shall be determined by HBR (provided that the aggregate amount of liability coverage shall not exceed the amount of the Consideration less the value of the Personal Property (as set forth on EXHIBIT "E"), the Intangible Property (as set forth on EXHIBIT "E"), and the Net Working Capital).

                           6.1.2  IWRA'S DUE PERFORMANCE.  All of IWRA's
representations and warranties set forth in this Agreement that are qualified as to materiality shall be true, subject to such qualification, and those not so qualified shall be true, correct and complete in all material respects, in each case at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date (except to the extent a representation or warranty speaks specifically as of an earlier date in which case such representation and warranty shall be true, correct and complete as of such date), and HBR shall have received a certificate signed on behalf of IWRA by its President and its Chief Financial Officer (or other officer serving similar functions) to such effect. On or prior to the Closing Date, IWRA shall have complied with and/or performed all of the obligations, covenants and agreements required on the part of IWRA to be complied with or performed pursuant to the terms of this Agreement, and HBR shall have received a certificate signed on behalf of IWRA by its President to such effect.

                           6.1.3  PHYSICAL CONDITION OF PROPERTY.  Subject to
the provisions of Article 13 hereof, the physical condition of the Property shall be substantially the same on the Closing Date as on the Execution Date, except for reasonable wear and tear.

                           6.1.4  FINANCING.  HBR shall have received
financing on substantially the terms set forth in the "Commitment Letter" (as hereinafter defined) or the "Best Efforts Letter" (as hereinafter defined).

                           6.1.5  BANKRUPTCY.  No action or proceeding shall
have been commenced by or against IWRA under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors and no attachment, execution, lien or levy shall have attached to or been issued with respect to IWRA's interest in the Property or any portion thereof.

                           6.1.6  DEED.  On or before the first Business Day
immedi ately prior to the Closing, IWRA shall execute, acknowledge and deliver the Deed to Escrow Agent.

                           6.1.7  BILL OF SALE.  On or before the first
Business Day immediately prior to the Closing, IWRA shall transfer to HBR all of the Personal Property, the Intangible Property and the Cash Amount in each case free of all liens and encumbrances (other than the applicable Permitted Exceptions), pursuant to a bill of sale and assignment in the form of EXHIBIT "H" attached hereto (the "BILL OF SALE").

                           6.1.8  NON-FOREIGN AFFIDAVIT.  On or before the
first Business Day immediately prior to the Closing, IWRA shall deliver to HBR a non-foreign affidavit in the form of EXHIBIT "I" attached hereto, executed by IWRA (the "NON-FOREIGN AFFIDAVIT").

                           6.1.9  TERMINATION OF AGREEMENTS.  On or before
the first Business Day immediately prior to the Closing, other than the agreements listed on SCHEDULE 6.1.9 attached hereto and incorporated herein (the "ASSUMED AGREEMENTS"), IWRA shall terminate any and all agreements, contracts and instruments with respect to the Property and shall, at their own expense, pay any and all fees associated with such termination. IWRA shall use its best efforts to cause the Current Manager and the General Manager to take all reasonable steps necessary to ensure an orderly transition.

                           6.1.10 REQUIRED CONSENTS.  HBR shall have received
evidence of receipt, in form and substance reasonably acceptable to HBR, of all consents, approvals and authorizations (collectively, the "CONSENTS") necessary to (i) complete the purchase of the Property by HBR and the completion of the other transactions contemplated by this Agreement, (ii) execute and deliver the Lease, (iii) execute and deliver the Management Agreement and (iv) execute and deliver a sponsorship agreement between IWRA and Harvey's Iowa Management Company, Inc., a Nevada corporation ("HARVEY'S IOWA"), relating to the riverboat casino located in Council Bluffs, Iowa, commonly known as Harvey's Casino Hotel, in the form of EXHIBIT "J" attached hereto (the "SPONSORSHIP AGREEMENT"), which Consents shall include, without limitation, (1) consents to HBR's assumption of the Assumed Agreements, (2) any and all consents necessary from any Governmental Authority, including, without limitation, the Gaming Commission, and (3) the consent of Harveys Casino Resorts Compliance Committee. Notwithstanding the provisions of the preceding sentence, if any Assumed Agreement designated on SCHEDULE 6.1.10 attached hereto and incorporated herein (collectively, the "DESIGNATED AGREEMENTS") cannot be assigned to HBR without the consent of the other party to such Designated Agreement and such consent cannot be obtained by IWRA notwithstanding its exercise of reasonable efforts to obtain such consent, including, without limitation, the payment of reasonable fees for such assignment if required, then IWRA shall not be obligated to assign such Designated Agreement, provided that such non-assignment does not: (y) constitute or cause a default under such Designated Agreement or (z) have a material adverse affect on HBR's ability to operate the Property following the Closing. The parties hereby agree that all costs incurred in connection with or arising out of obtaining consents or approvals for assigning or assuming the Assumed Agreements shall be borne by IWRA.

                           6.1.11 LEASE.  On or before the first Business Day
immediately prior to the Closing, IWRA shall have executed and delivered to Escrow Agent the Lease.

                           6.1.12 MANAGEMENT AGREEMENT.  On or before the
first Business Day immediately prior to the Closing, IWRA shall have executed and delivered to Escrow Agent the Management Agreement.

                           6.1.13  LICENSES.  HBR shall have received all
licenses, permits, variances, exemptions, orders, and approvals (collectively, the "LICENSES"), including, without limitation, all racing, gaming, liquor and food service licenses, necessary to permit HBR to operate the Gaming Facility after the Closing in substantially the same manner in which it is being operated on the Execution Date and as contemplated to be operated pursuant to the terms and provisions of this Agreement, the Lease and the Management Agreement. All Licenses to be retained by IWRA, including, without limitation, the racing and gaming license from the Gaming Commission (the "GAMING LICENSE") to operate a casino and dog racing track at the Gaming Facility shall be in good standing and in full force and effect. All Licenses to be transferred to HBR from IWRA that are used in the operation of the Property shall be in good standing and in full force and effect. IWRA shall not be required to transfer the licenses set forth on SCHEDULE 6.1.13 attached hereto, which licenses are not transferable under their terms or under applicable Law.

                           6.1.14  HART-SCOTT-RODINO ACT.  All
authorizations, consents and permits required to perform this Agreement and the transactions contemplated hereby and thereby under this Agreement or under applicable law shall have been obtained and the required statutory waiting period under the HSR Act, if applicable, shall have expired or been terminated.

                           6.1.15  RENEWAL OF SPONSORSHIP AGREEMENT.  On or
before the first Business Day immediately prior to the Closing, IWRA shall have executed and delivered to Escrow Agent the Sponsorship Agreement.

                           6.1.16  NO MORATORIA.  No moratorium, statute,
regulation, ordinance, legislation, order, judgment, ruling or decree of any Governmental Authority shall have been enacted, adopted, issued, entered or pending which is directed specifically at the Property and which would reasonably be likely to have a material adverse effect on the current or prospective value of the Property or impose any material limitation on the ability of HBR to exercise full rights of ownership with respect to the Property.

                  6.2 FAILURE OF HBR'S CLOSING CONDITIONS. Subject to HBR's rights under Section 14.2 hereof with respect to any default by IWRA (including, without limitation, any default in the performance of any covenant of IWRA set forth in this Article 6), if (i) despite HBR's good faith efforts, any of HBR's Closing Conditions have not been satisfied prior to the Closing or (ii) at any time prior to the Closing, HBR determines, in its reasonable discretion, that, despite HBR's good faith efforts, any HBR's Closing Condition is not capable of being satisfied prior to the Closing, then HBR may:

                           6.2.1  waive HBR's Closing Condition and close
Escrow in accordance with this Agreement; or

                           6.2.2  terminate this Agreement by written notice
to IWRA and Escrow Agent, in which event all documents, instruments and funds delivered into Escrow shall be returned to the party that delivered the same into Escrow, and IWRA shall pay for all of the cancellation charges, if any, of Escrow Agent and Title Company, in which case the parties shall be relieved from all liability hereunder, except for liabilities arising under Sections 4.1.2 and 8.7 and Article 15 hereof, which provisions shall survive such termination.

                  6.3 IWRA'S CLOSING CONDITIONS. The obligation of IWRA to complete the transactions contemplated by this Agreement is subject to the following conditions precedent (and conditions concurrent, with respect to deliveries to be made by the parties at Closing) (the "IWRA'S CLOSING CONDITIONS"), which conditions may be waived, or the time for satisfaction thereof extended, by IWRA only in a writing executed by IWRA (provided, however, that any such waiver shall not affect IWRA's abilities to pursue any remedy it may have with respect to any breach hereunder by HBR):

                           6.3.1  HBR'S DUE PERFORMANCE.  All of the
representations and warranties of HBR set forth in this Agreement shall be true, correct and complete in all material respects as of the Closing Date, and HBR, on or prior to the Closing Date, shall have complied with and/or performed all of the obligations, covenants and agreements required on the part of HBR to be complied with or performed pursuant to the terms of this Agreement, and IWRA shall have received a certificate signed on behalf of HBR by its President and its Chief Financial Officer (or other officer serving similar functions) to such effect. On or prior to the Closing Date, HBR shall have complied with and/or performed all of the obligations, covenants and agreements required on the part of HBR to be complied with or performed pursuant to the terms of this Agreement, and IWRA shall have received a certificate signed on behalf of HBR by its President to such effect.

                           6.3.2  CONSENTS. IWRA shall have received all the
Consents.

                           6.3.3  Hart-Scott-Rodino Act.  All authorizations,
consents and permits required to perform this Agreement and the transactions contemplated hereby and thereby under this Agreement or under applicable Law shall have been obtained and the required statutory waiting period under the HSR Act, if applicable, shall have expired or been terminated.

                           6.3.4  BANKRUPTCY.  No action or proceeding shall
have been commenced by or against HBR under the federal bankruptcy code or any state law for the relief of debtors or for the enforcement of the rights of creditors and no attachment, execution, lien or levy shall have attached to or been issued with respect to HBR's interest in the Property or any portion thereof.

                           6.3.5  LEASE.  On or before the first Business Day
immedi ately prior to the Closing, HBR shall have executed and delivered to Escrow Agent the Lease.

                           6.3.6  MANAGEMENT AGREEMENT.  On or before the
first Business Day immediately prior to the Closing, Manager shall have executed and delivered to Escrow Agent the Management Agreement.

                           6.3.7  LETTER OF CREDIT.  On or before the first
Business Day immediately prior to the Closing, HBR shall have delivered to Escrow Agent the Letter of Credit with instruction to Escrow Agent to deliver the Letter of Credit to L/C Escrow Agent immediately after the Closing.

                           6.3.8  RENEWAL OF SPONSORSHIP AGREEMENT.  On or
before the first (1st) Business Day immediately prior to the Closing, Harvey's Iowa shall have executed and delivered to Escrow Agent the Sponsorship Agreement.

                           6.3.9  DELIVERIES.  On or before the first
Business Day immediately prior to the Closing, HBR shall have delivered to Escrow Agent or IWRA, as the case may be, such other documents and instruments as are required to be delivered by HBR pursuant to the terms of this Agreement.

                           6.3.10 CLOSING CONSIDERATION.  On or before 11:00
a.m. (Iowa time) on the date on which the Closing is schedule to occur (the "PAYMENT TIME"), cash, by wire transfer in immediately available funds, in an amount (the "CLOSING CONSIDERATION") equal to the sum of the Consideration and any amounts required by this Agreement for closing and title costs MINUS the sum of the differ ence, if any, between the Cash Amount and the cash located at the Property at the "Effective Time" (as hereinafter defined) and the Holdback; PROVIDED, HOWEVER, if the Closing Consideration is not delivered by HBR to Escrow Agent on or before the Payment Time, HBR shall, at its election, either (a) reschedule the Closing to the immediately following Business Day, or (b) proceed with the Closing, in which case the Closing Consideration shall accrue interest at six percent (6%) per annum, commencing on the date Escrow Agent received the Closing Consideration from HBR and terminating on the day Escrow Agent delivers the Closing Consideration to IWRA.

                  6.4 FAILURE OF IWRA'S CLOSING CONDITIONS. Subject to IWRA's rights under Section 14.1 hereof with respect to any default by HBR (including, without limitation, any default in the performance of any covenant by HBR set forth in this Article 6), if, despite IWRA's good faith efforts, any of IWRA's Closing Conditions have not been fulfilled within the applicable time periods, IWRA may:

                           6.4.1  waive IWRA's Closing Condition and close
Escrow in accordance with this Agreement, without adjustment or abatement of the Consideration; or

                           6.4.2  terminate this Agreement by written notice
to HBR and Escrow Agent, in which event all documents, instruments and funds delivered into Escrow shall be returned to the party that delivered the same into Escrow, and HBR shall pay for all of the cancellation charges, if any, of Escrow Agent and Title Company, in which case the parties shall be relieved from all liability hereunder, except for liabilities arising under Sections 4.1.2 and 8.7 and Article 15 hereof, which provisions shall survive such termination.

7.      TERMINATION.

                  7.1 TERMINATION EVENTS. This Agreement may be terminated and abandoned at any time prior to the Closing:

                           7.1.1  by the mutual written consent of HBR and
IWRA;

                           7.1.2  by HBR at any time on or before the Due
Diligence Termination Date if HBR determines in its reasonable discretion that, as a result of items disclosed in the final Phase I Report which were not previously disclosed to HBR in the draft Phase I Environmental Site Assessment, dated August 25, 1999, prepared by Terracon and in that certain update letter thereto, dated August 26, 1999, each delivered to HBR on August 26, 1999, all or any portion of the Property is not acceptable to HBR, in which case (a) IWRA shall pay the cancellation charges, if any, of Escrow Agent and Title Company and (b) IWRA shall reimburse HBR for its reasonable out-of pocket costs and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred in connection with the negotiation of the transaction contemplated by this Agreement and HBR's due diligence efforts; PROVIDED that the amount of such reimbursement shall not exceed $150,000;

                           7.1.3  by HBR or IWRA if (i) any Governmental
Authority, the consent of which is a condition to the obligations of HBR and IWRA to consummate any of the transactions contemplated by this Agreement, the Lease, the Management Agreement or the Sponsorship Agreement, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, or (ii) any court of competent jurisdiction shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting all of the transactions contemplated by this Agreement, the Lease or the Management Agreement, and such order, judgment or decree shall have become final and nonappealable;

                           7.1.4  by HBR or IWRA if a Governmental Authority
has required a change to be made to this Agreement, the Lease, the Management Agreement and/or the transactions contemplated by such documents, and either party, after prompt and diligent negotiations held in good faith with the other party shall have determined that any required changes will cause such party to suffer economic detriment of more than $50,000 and such party's business objectives and economic position as contemplated herein and in the Lease and the Management Agreement cannot be preserved;

                           7.1.5  by HBR if, on the advice of its counsel, it
determines that there is a reasonable likelihood that approval of the transactions contemplated in this Agreement, the Lease and the Management Agreement will not be granted by the applicable Governmental Authorities within sixty (60) days of HBR's first submission of filings under the HSR Act;

                           7.1.6  by HBR if there has been a material breach
by IWRA of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the breaching party of notice of such breach, in which case IWRA shall pay the cancellation charges, if any, of Escrow Agent and Title Company;

                           7.1.7  by IWRA if there has been a material breach
by HBR of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the breaching party of notice of such breach, in which case HBR shall pay the cancellation charges, if any, of Escrow Agent and Title Company;

                           7.1.8  by HBR pursuant to the terms of Section
4.2.3, Section 6.2, or Article 13;

                           7.1.9  by IWRA pursuant to the terms of Section
6.4; and

                           7.1.10 by HBR or IWRA if the Closing has not
occurred by March 31, 2000; provided, however, that (i) HBR shall not be entitled to terminate this Agreement pursuant to this Section 7.1.10 if a knowing or willful breach of this Agreement by HBR has prevented the Closing from occurring by such date, and (ii) IWRA shall not be entitled to terminate this Agreement pursuant to this Section 7.1.10 if a knowing or willful breach of this Agreement by IWRA has prevented the Closing from occurring by such date.

                  7.2 EFFECT OF TERMINATION. In the event of termination of this Agreement by HBR or IWRA as provided in Section 7.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of HBR, IWRA or their respective officers or directors, except as specified in Section 7.1; provided, that if this Agreement is so terminated by a party because one or more of the conditions to such party's obligations hereunder is not satisfied as a result of the other party's willful failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies for breach of contract or otherwise, including, without limitation, damages relating thereto, shall survive such termination unimpaired.

                  7.3 PAYMENT OF COSTS UPON TERMINATION. In connection with any termination of this Agreement for any reason permitted hereunder (other than termination pursuant to Sections 7.1.2, 7.1.6 or 7.1.7), the parties shall share all "Closing Costs" (as hereinafter defined) and other costs as provided in Section 8.7 hereof, including cancellation charges, if any, of Escrow Agent and Title Company.

8.      CLOSING.

                  8.1 CLOSING DATE. The Closing shall take place on the first Business Day after the day on which all of HBR's Closing Conditions and IWRA's Closing Conditions have been fully satisfied or waived in writing, or such other date as the parties hereto may agree (in which case the parties shall prorate all closing adjustments as of the last day of the accounting period in which the mutually agreed upon closing date falls); provided, however, that the Closing shall not be later than March 31, 2000 (the "OUTSIDE CLOSING DATE"), unless at such time (i) the transactions contemplated by this Agreement, the Lease and the Management Agreement are subject to review by any Governmental Authority pursuant to the HSR Act or
(ii) HBR's Closing Condition specified in Section 6.1.14 hereof has not been satisfied, then in either such case, the Outside Closing Date shall automatically be extended to June 30, 2000. As used herein, the following terms shall have the following meanings: (a) the "CLOSING" shall mean the closing of the transactions contemplated by this Agreement, including, without limitation, the recordation of the Deed in the Official Records of Pottawattamie County, Iowa, (the "OFFICIAL RECORDS"); and (b) the "CLOSING DATE" shall mean the date upon which the Closing actually occurs. Notwithstanding the actual time of day at which the Closing occurs, the Closing will be deemed to have occurred at 12:01 a.m. on the Closing Date (the "EFFECTIVE TIME").

                  8.2 DELIVERIES BY IWRA. On or before the first Business Day immediately prior to the Closing, IWRA, at its sole cost and expense, shall deliver or cause to be delivered into Escrow the following documents and instruments, as applicable, each dated as of the Closing Date, in addition to all other items and payments required by this Agreement to be delivered by IWRA at the Closing:

                           8.2.1  DEED.   An original executed and
acknowledged Deed from IWRA, conveying all its interest in the Real Property to HBR;

                           8.2.2  NON-FOREIGN AFFIDAVIT.  An original
executed Non-Foreign Affidavit from IWRA;

                           8.2.3  BILL OF SALE.  Four (4) original executed
counterparts of the Bill of Sale, executed by IWRA;

                           8.2.4  GROUND WATER HAZARD STATEMENT.  Four (4)
original executed counterparts of the Ground Water Hazard Statement, executed by IWRA;

                           8.2.5  DECLARATION OF VALUE.  Four (4) original
executed counterparts of the Declaration of Value, executed by IWRA;

                           8.2.6  LEASE.  Four (4) original executed
counterparts of the Lease, executed by IWRA;

                           8.2.7  MANAGEMENT AGREEMENT.  Four (4) original
and executed counterparts of the Management Agreement, executed by IWRA;

                           8.2.8  OFFICER'S CERTIFICATE.  An original
executed Officer's Certificate, in the form attached hereto as EXHIBIT "K" executed by IWRA;

                           8.2.9  EVIDENCE OF TERMINATION.  Evidence of the
termina tion of any management agreements affecting the Property, including without limitation, the management agreement with Current Manager (other than the Man agement Agreement);

                           8.2.10 PROOF OF AUTHORITY.  Such proof of IWRA's
authority and authorization to enter into this Agreement and the transactions contemplated hereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of IWRA to act for and bind IWRA as may be reasonably required by Title Company, HBR, or both; and

                           8.2.11 OTHER.  Such other documents and
instruments (including, without limitation, affidavits reasonably required by Title Company to facilitate the issuance of the Owner's Title Policy at the Closing prior to the recordation of the Deed), signed and properly acknowledged by IWRA, if appropriate, as may be reasonably required by HBR, Title Company, Escrow Agent, or otherwise in order to effectuate the provisions of this Agreement and the Closing of the transactions contemplated herein.

                  8.3 DELIVERIES BY HBR. On or before the first Business Day immediately prior to the Closing Date (except as to the Closing Consideration which shall be delivered on or before the Payment Time), HBR, at its sole cost and expense, shall deliver or cause to be delivered into Escrow the following funds, documents and instruments, each dated as of the Closing Date, in addition to the other items and payments required by this Agreement to be delivered by HBR at the Closing:

                           8.3.1  CASH. Cash in an amount equal to the
Closing Consideration in accordance with Section 6.3.10 hereof;

                           8.3.2  LEASE.  Four (4) original executed
counterparts of the Lease, executed by HBR;

                           8.3.3  MANAGEMENT AGREEMENT. Four (4) original and
executed counterparts of the Management Agreement, executed by Manager;

                           8.3.4  LETTER OF CREDIT. The Letter of Credit.

                           8.3.5  RENEWAL OF SPONSORSHIP AGREEMENT.  Four (4)
original and executed counterparts of the Sponsorship Agreement, executed by Harvey's Iowa.

                           8.3.6  PROOF OF AUTHORITY.  Such proof of HBR's
authority and authorization to enter into this Agreement and the transactions contemplated hereby, and Manager's authority and authorization to enter into the Management Agreement and carry out the transactions contemplated thereby, and such proof of the power and authority of the individual(s) executing or delivering any instruments, documents or certificates on behalf of HBR or Manager, respectively, to act for and bind HBR or Manager, respectively, as may be reasonably required by Title Company, IWRA, or both; and

                           8.3.7  OTHER.  Such other documents and
instruments, signed and properly acknowledged by HBR, if appropriate, as may be reasonably required by IWRA, Title Company, Escrow Agent, or otherwise in order to effectuate the provisions of this Agreement and the Closing of the transactions contemplated herein.

                  8.4 ACTIONS BY ESCROW AGENT. Provided that Escrow Agent shall not have received written notice from HBR or IWRA of the failure of any condition to the Closing or of the termination of the Escrow and this Agreement, when HBR and IWRA have deposited into Escrow the documents and funds required by this Agreement and Title Company is irrevocably and unconditionally committed to issue the Owner's Title Policy effective as of the Closing Date, Escrow Agent shall, in the order and manner herein below indicated, take the following actions:

                           8.4.1 FUNDS. Disburse all funds as follows:

                           8.4.1.1  pursuant to the closing statement to be
prepared by Escrow Agent and approved in writing by both HBR and IWRA (the "CLOSING STATEMENT"), retain for Escrow Agent's own account all escrow fees and costs, disburse to Title Company the fees and expenses incurred in connection with the issuance of the Owner's Title Policy, and disburse to any other Persons entitled thereto, as expressly stated on the Closing Statement, the amount of any other Closing Costs;

                           8.4.1.2  disburse funds necessary to discharge and
release any and all Liens against the Property (other than the Permitted Exceptions);

                           8.4.1.3  deliver to IWRA, by wire transfer of
immediately available funds, in accordance with and subject to the provisions of Section 6.3.10, the Closing Consideration (subject to prorations and adjustments as provided herein);

                           8.4.1.4  disburse to HBR or IWRA, as the case may
be, any remaining funds in the possession of Escrow Agent after payments pursuant to Sections 8.4.1.1, 8.4.1.2 and 8.4.1.3 hereof have been completed; and

                  8.4.2 RECORDING. Cause the Deed and any other documents that the parties hereto may mutually direct to be recorded in the Official Records and obtain conformed copies thereof for distribution to HBR and IWRA. IWRA hereby agrees that if Title Company cannot insure the "gap period" as provided in Section 8.4.1 hereof, the funds shall not be disbursed as provided in Section 8.4.1 unless and until Escrow Agent and HBR have received confirmation that the Deed has been recorded in the Official Records.

                  8.4.3 DELIVERY OF DOCUMENTS. Deliver: (a) to IWRA, (i) two originals of all documents deposited into Escrow (other than the Deed and the Non-Foreign Affidavit) and (ii) one conformed copy of each document recorded pursuant to the terms hereof; and (b) to HBR, (i) two originals of all documents deposited into Escrow (other than the Deed, the Officer's Certificate, and the Non-Foreign Affidavit), (ii) the original Non-Foreign Affidavit, and (iii) one conformed copy of each document recorded pursuant to the terms hereof.

                  8.4.4 OWNER'S TITLE POLICY. Cause the Title Company to issue and deliver the Owner's Title Policy to HBR.

                           8.4.5  RECORDED DEED.  Cause the original recorded
Deed to be delivered to HBR.

                  8.5 WORKING CAPITAL ADJUSTMENTS TO THE CONSIDERATION. The Consideration shall be increased by the amount, if any, that Net Working Capital as of the Closing Date is greater than $1,600,000 and shall be decreased by the amount, if any, that Net Working Capital as of the Closing Date is less than $1,600,000.

                  8.6 POST CLOSING ADJUSTMENTS.

                           8.6.1  PREPARATION OF AUDITED BALANCE SHEET.  As
soon as possible after the Closing, but not later than sixty (60) days after the Closing, IWRA shall permit HBR's accountants ("HBR'S ACCOUNTANT") to access its books and records of the Property for the purpose of preparing a balance sheet (the "AUDITED BALANCE SHEET") of the Bluffs Run component of IWRA's books and records as of the Closing Date (without giving effect to the transactions contemplated by this Agreement). HBR's Accountant shall prepare the Audited Balance Sheet in accordance with generally accepted accounting principles consistently applied with IWRA's past practice. HBR's Accountant shall deliver the Audited Balance Sheet to IWRA, and IWRA and its accountants ("IWRA'S ACCOUNTANT") shall have twenty (20) Business Days to review the Audited Balance Sheet and the work papers of HBR's Accountant and to deliver written notice (the "DISPUTE NOTICE") of any disagreements specifying in reasonable detail the nature and extent of such disagreement. If IWRA's Accountant and HBR's Accountant cannot resolve such disagreement within ten
(10) days of HBR's Accountant receipt of the Dispute Notice, the items of disagreement shall be referred for final determination to an independent accounting firm (the "INDEPENDENT ACCOUNTANT") as HBR's Accountant and IWRA's Accountant shall mutually determine. The Audited Balance Sheet shall be deemed to be binding on the parties upon (i) IWRA's failure to deliver to HBR the Dispute Notice within twenty (20) Business Days of IWRA's receipt of the Audited Balance Sheet, (ii) resolution of any disagreement by mutual agreement of HBR's Accountant and IWRA's Accountant after IWRA's timely delivery of the Dispute Notice, or (iii) notification by the Independent Accountant of its final determination of the items of disagreement submitted to it.

                           8.6.2  FINAL ADJUSTMENTS.  If the Audited Balance
Sheet shows that HBR is entitled to additional funds in connection with any obligations or assets of IWRA, then such funds shall be paid to HBR by IWRA on or before the fifth (5th) day after the date the Audited Balance Sheet is deemed final and binding on the parties. If the Audited Balance Sheet shows that IWRA is entitled to additional funds in connection with any obligations or assets of IWRA, then such funds shall be paid to IWRA by HBR on or before the fifth (5th) day after the date the Audited Balance Sheet is deemed final and binding on the parties.

                  8.7 CLOSING COSTS. Each party shall pay its own costs and expenses arising in connection with the Closing (including, without limitation, its own attorneys' and advisors' fees, charges and disbursements), except the following costs (the "CLOSING COSTS"), which shall be allocated between the parties as follows:

                           8.7.1  JOINT COSTS AND EXPENSES.  The following
costs and expenses shall be paid one-half (1/2) by IWRA and one-half (1/2) by
HBR: (i) Escrow Agent's escrow fees and costs, (ii) the cost of the environmental assessment, the engineering and structural report, and the Survey; (iii) any filing fees payable in connection with any applications or notifications under the HSR Act; (iv) the cost of the Abstract of Title, the Title Opinion and the Owner's Title Policy; (v) recording fees incurred for the recordation of the memorandum of lease required pursuant to the Lease and
(vi) the cost of the Independent Accountant, if any.

                           8.7.2  IWRA'S COSTS AND EXPENSES.  The following
costs and expenses shall be paid by IWRA: (i) all documentary transfer, stamp, sales and other taxes related to the transfer of the Property, (ii) any and all amounts or penalties due and payable in connection with the discharge and satisfaction of any Liens (other than Permitted Exceptions) in accordance with the terms hereof; (iii) except as provided in Section 8.7.3 below, all recording fees incurred for the recordation of documents and instruments to cure defects in title.

                           8.7.3  HBR'S COSTS AND EXPENSES.  The following
costs and expenses shall be paid by HBR: (i) all recording fees incurred in connection with the recordation of the Deed; (ii) the cost of the Title Opinion; PROVIDED, HOWEVER, at the Closing, HBR shall be credited with one-half (1/2) the cost of the Title Opinion and (iii) costs incurred by HBR in its application for a liquor license for the Property.

                  8.8 DELIVERIES OUTSIDE OF ESCROW. IWRA shall deliver possession of the Property, subject only to the Permitted Exceptions, to HBR upon the Closing. Further, IWRA hereby covenants and agrees to deliver to HBR, on or prior to the Closing, the following items:

                           8.8.1  POSSESSION OF THE PROPERTY.  IWRA shall
give, assign and transfer to HBR complete possession of the Property at the actual time of Closing, provided that such transfer of possession shall be deemed to have occurred at the Effective Time.

                           8.8.2  TRANSFER OF GAMING OPERATIONS.  At the
Effective Time, the cash or tokens in the hoppers, buckets (or slot drops) and the bill acceptors in all slot machines shall be counted (by emptying and counting the cash in the loads of all machines) by IWRA and verified by HBR.

                           8.8.3  CASH AMOUNT.  At the actual time of
Closing, the Cash Amount shall be transferred to HBR from IWRA.

                           8.8.4  INTANGIBLE PROPERTY.  The Intangible
Property, including, without limitation, the original Property Documents.

                           8.8.5  PERSONAL PROPERTY.  The Personal Property,
including, without limitation, any and all keys, pass cards, remote controls, security codes, computer software and other devices relating to access to the Improvements.

                           8.8.6  NOTICES.  A letter to the vendors of the
Assumed Agreements in form and substance reasonably acceptable to HBR, duly executed by IWRA, dated as of the Closing Date and addressed to such vendors, informing such vendors of the assignment of the Assumed Agreements to HBR.

9.      IWRA'S REPRESENTATIONS AND WARRANTIES.

                  IWRA represents and warrants to and agrees with HBR, as of the Execution Date and as of the Closing Date, as follows:

                  9.1 EXISTING CONTRACTS. The schedule attached hereto as
SCHEDULE 9.1 (the "CONTRACTS SCHEDULE") is true, correct and complete with respect to all service, maintenance, repair, management, supply and other contracts (including, without limitation, service contracts for the Property (the "SERVICE CONTRACTS")) to which IWRA is a party and for which Gaming Commission approval and/or consent was necessary. IWRA has delivered to HBR true, correct and complete copies of all service, maintenance, repair, management, supply and other contracts (including, without limitation, all Service Contracts) to which IWRA or its agent is a party and to the extent that the same were in IWRA's possession and IWRA has used its best efforts to cause its agents, auditors or independent contractors to deliver the same to HBR after a diligent review and examination of their respective files and records.

                  9.2 INSURANCE. There are currently in effect such insurance policies for the Property as are customarily maintained with respect to similar properties. True, correct and complete copies of all insurance policies maintained by IWRA with respect to the Property shall be made available to HBR as part of the Property Documents. All premiums due on such insurance policies have been paid by IWRA (or its agents) and IWRA will maintain such insurance policies from the Execution Date through the Closing Date or earlier termination of this Agreement. IWRA has not received and has no knowledge of any notice or request from any insurance company requesting the performance of any work or alteration with respect to the Property. IWRA has not received any notice from any insurance company concerning, and IWRA is not aware of, any defects or inadequacies in the Property, which, if not corrected, would result in the termination of insurance coverage or increase its cost.

                  9.3 LITIGATION. Other than as shown on SCHEDULE 9.3 attached hereto and incorporated herein, there are no "Proceedings" (as hereinafter defined) before any judicial or quasi-judicial body, by any Governmental Authority or other third party, pending, or to IWRA's knowledge, threatened, against or affecting all or any portion of the Property and, to IWRA's knowledge, there is no basis for any such Proceeding. There are no Proceedings pending, contemplated or threatened by IWRA in connection with all or any portion of the Property or IWRA's ownership, rights, use, development or maintenance thereof, including, without limitation, tax reduction proceedings; and, except as provided in Section 11.4 hereof, from and after the date hereof, IWRA shall not commence or allow to be commenced on its behalf or join in any Proceeding with respect to all or any portion of the Property without the prior written consent of HBR, which consent may be withheld in HBR's sole and absolute discretion, including, without limitation, any Proceeding regarding the current tax rates applicable to income generated from riverboat casinos and land-based casinos. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other Proceedings are pending, or, to IWRA's knowledge, threatened, against IWRA. As used herein, "PROCEEDING" means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) com menced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator, and any appeal of the foregoing.

                  9.4 COMPLIANCE WITH LAWS. To IWRA's knowledge, the Property is, in all material respects, in compliance with all Laws, including, without limitation, (a) the Americans with Disabilities Act, 42 U.S.C. ss. 12102, et seq., together with all rules, regulations and official interpretations promulgated pursuant thereto, (b) all Laws with respect to zoning, building, fire, life safety, health codes and sanitation, and (c) all laws with respect to dog racing, pari-mutuel gaming, and the operation of a casino including without limitation, gaming licenses, liquor licenses, and licenses to operate food establishments. IWRA has not received any notice of, and IWRA has no knowledge of, any condition currently or previously existing on the Property or any portion thereof which may give rise to any violation of any existing Law applicable to the Property if it were disclosed to the authorities having jurisdiction over the Property.

                  9.5 CONDEMNATION; SPECIAL ASSESSMENTS. IWRA has no knowledge of any pending or contemplated condemnation, eminent domain or similar proceeding or special assessment which would affect the Property or any part thereof in any way whatsoever. To IWRA's knowledge, there are no presently planned public improvements that would or could result in the creation of a special assessment or similar lien on the Property.

                  9.6 TOXIC OR HAZARDOUS MATERIALS.

                           9.6.1  DEFINITIONS.

                           (a)  "ENVIRONMENTAL CLAIM" means any claim,
action, cause of action, investigation or notice (written or oral) by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the manufacture, treatment, processing, distribution, use, transport, handling, deposit, storage, disposal, leaking or other presence, or release into the environment of any "Material of Environmental Concern" (as hereinafter defined) in, at, on, under, from or about any location, whether or not owned or operated by IWRA, or (ii) circumstances forming the basis of any violation or alleged violation of any "Environmental Law" (as hereinafter defined).

                           (b)  "ENVIRONMENTAL LAWS" means all federal,
state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                           (c)  "MATERIAL OF ENVIRONMENTAL CONCERN" means
chemicals, pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials, polychlorinated biphenyls, lead or lead-based paints or materials, and radon.

                           9.6.2  REPRESENTATIONS AND WARRANTIES.  To IWRA's
and Current Manager's knowledge, IWRA is in full compliance with all applicable Environmental Laws relating to the Property, which compliance includes, but is not limited to, the possession and compliance therewith by IWRA of all permits and other governmental authorizations required under applicable Environmental Laws. IWRA has not received any notice, whether from a Governmental Authority, citizens group, employee or other Person, that alleges that IWRA is not in full compliance with Environmental Laws and, to IWRA's knowledge, there are no circumstances that may prevent or interfere with such full compliance in the future. Neither IWRA nor the Current Manager has any knowledge of any Environmental Claim pending or threatened with regard to the Property. To IWRA's and Current Manager's knowledge, there are no past or present actions, activities, circumstances, conditions, events or incidents relating to the Property, including, without limitation, the manufacture, generation, treatment, processing, distribution, use, transport, handling, deposit, storage, disposal, leaking, or other presence or release of any Material of Environmental Concern, that could form the basis of any Environmental Claim against IWRA or against any Person, including, without limitation, Persons whose liability for such Environmental Claim IWRA may have retained or assumed either contractually or by operation of law. Without in any way limiting the generality of the foregoing, to IWRA's knowledge, (a) IWRA has not stored, disposed of or arranged for the disposal of any Material of Environmental Concern on the Property (except for cleaning and maintenance supplies maintained in the ordinary course of business by IWRA), (b) there are no underground storage tanks located on the Property, (c) there is no asbestos contained in or forming part of any Improvement, including, without limitation, the Gaming Facility, any building component, structure or office space on the Property, (d) no polychlorinated biphenyls (PCBs) are used or stored at the Property, (e) there are no Environmental Claims or circumstances in the vicinity of the Property relating to environmental contamination or clean-up affecting or compromising the value of the Property, (f) IWRA has provided to HBR all assessments, reports, data, results of investigations or audits, or other information that is in the possession of or reasonably available to IWRA relating to the environ mental matters at or the environmental condition of the Property, and (g) there are no "wells," "solid waste disposal sites" or "private burial sites," each as defined in the Iowa Code (1999), as may be amended, supplemented or modified (the "IOWA CODE") or regulations promulgated pursuant thereto, located on the Property.

                  9.7 DISCLOSURE. To IWRA's knowledge without investigation, IWRA has disclosed to HBR all information relating to the Property that would reasonably be expected to have a material adverse effect on the Property.

                  9.8 NO CONFLICTS. The execution and delivery of this Agreement by IWRA, the consummation of the transactions herein contemplated to be per formed by IWRA, and compliance with the terms of this Agreement by IWRA will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, mortgage, loan agreement, or other document, instrument or agreement, oral or written, to which IWRA is a party or by which IWRA or its assets are bound, or any regulation, judgment, order or decree of any Governmental Authority having jurisdiction over IWRA or all or any portion of the Property.

                  9.9 DUE ORGANIZATION; CONSENTS. IWRA is a nonprofit corporation duly organized, validly existing and in good standing under the laws of the State of Iowa, with its principal place of business in the State of Iowa and IWRA has never existed or operated under any other name. All requisite action has been taken by IWRA in connection with entering into this Agreement, and will be taken prior to the Closing in connection with, the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. Other than the consents listed on SCHEDULE 9.9 attached hereto and incorporated herein, no consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, Governmental Authority or other party is required in connection with the execution by IWRA of this Agreement and/or the performance by IWRA of its obligations hereunder.

                  9.10 IWRA'S AUTHORITY; VALIDITY OF AGREEMENTS. IWRA has full right, power and authority to transfer, contribute and convey the Property to HBR as provided in this Agreement, to carry out its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement. The individual(s) executing this Agreement and the instruments referenced herein on behalf of IWRA have the legal power, right and actual authority to bind IWRA to the terms hereof and thereof. This Agreement is, and all instruments, documents and agreements to be executed by IWRA in connection herewith shall be, duly authorized, executed and delivered by IWRA and shall be valid, binding and enforceable obligations of IWRA, subject to any limitation by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

                  9.11 FOREIGN INVESTMENT IN REAL PROPERTY TAX ACT. IWRA is not a foreign person within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended (the "CODE").

                  9.12 LEASES. Other than the leases listed on SCHEDULE 9.12 attached hereto and incorporated herein, IWRA has not entered into any leases, licenses, tenancies or other occupancy agreements (whether written or oral) now in effect at the Property. There are no parties in possession of any portion of the Property other than IWRA and the Current Manager.

                  9.13 GAMING LAWS. IWRA and its directors, officers, and other persons performing management functions on behalf of IWRA hold all permits, registrations, findings of suitability and licenses necessary under "Gaming Laws" (as defined below) to operate a land-based casino, a dog track and all functions incident thereto on the Property, as currently conducted, and each such permit, registration, finding of suitability and license is in full force and effect, and IWRA has not received any notice of revocation in respect thereof. "GAMING LAWS" means any federal, state, local or foreign statute, ordinance, rule, regulation, permit, consent, registrations, findings of suitability, approval, license, judgement, order, decree, injunction, or other authorization, including any condition or limitation placed thereon, governing or relating to the pari-mutuel, casino and gaming activities and operations on the Property, including any applicable state gaming law and any federal or state laws relating to currency transactions.

                  9.14 YEAR 2000 COMPLIANCE. The "Bluffs Run Casino Y2K Status Sheet" attached hereto as EXHIBIT "L" (the "STATUS REPORT") represents, as of the Execution Date, the year 2000 readiness status of certain selected items. In particular, the column entitled "Status" on such Status Report contains the following categories: "Awaiting Vendor Response," "Letter on File," "Testing Complete," and "Y2K Compliant." "AWAITING VENDOR RESPONSE" shall mean that a letter has been forwarded to the applicable vendor but no response has been received. "LETTER ON FILE" shall mean that a letter from the vendor indicating the status of year 2000 readiness of the applicable item is on file and no further action has been taken by IWRA. "TESTING COMPLETE" shall mean that the testing for Y2K Compliance has been completed. "Y2K COMPLIANT" shall mean that the applicable Software, system, item or device is designed to be used prior to, during and after December 31, 1999, and such Software, system, item or device will operate during each such time period without error relating to the year 2000, specifically including any error relating to, or the product of, date data that represents or references different centuries or more than one century and that it will accept, calculate, sort, extract, and otherwise process date inputs and date values and return and display date values, in a consistent manner regardless of the dates used, whether before, on or after January 1, 2000. To the best of IWRA's and Current Manager's knowledge and belief, the Status Report accurately reflects year 2000 readiness of the items reflected thereon. IWRA has relied on information from vendors and other third parties in identifying, assessing, remediating and testing the Software, systems, items and devices set forth on the Status Report. Therefore, IWRA makes no "Year 2000 Compliant" representation or warranty regarding ultimate year 2000 readiness of any Software, system, item or device. However, to the extent such representations or warranties are provided by the manufacturer and/or supplier of any Software, system, item or device and are transferable, IWRA agrees to transfer to HBR at Closing, the benefits of any such representation or warranty provided by the manufacturer and/or supplier of such Software, system, item or device . Notwithstanding the foregoing, IWRA hereby agrees that prior to the Closing, the time and attendance software and, if available, the keno system software shall be upgraded to be Y2K Compliant.

                  9.15  FINANCIAL STATEMENTS.

                           9.15.1  IWRA has provided true and complete copies
of all "Financial Statements" (as defined below), together with the related auditors reports. "FINANCIAL STATEMENTS" shall mean (a) the consolidated balance sheets of IWRA as of December 31 in each of the years 1996 through 1998 together with consolidated statements of income and cash flows for each of the years then ended, all certified by Arthur Andersen LLP, independent certified public accountants for IWRA, whose reports thereon are included therein, and (b) an unaudited consolidated balance sheet of IWRA as of the most recently ended period and unaudited consolidated statements of income and cash flows for the period then ended. IWRA further represents and warrants that all Financial Statements have been prepared from, are in accordance with, and accurately reflect, the books and records of IWRA, comply in all material respects with applicable accounting requirements, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto) and fairly present the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of IWRA as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end audit adjustments which are not material either individually or in the aggregate).

                           9.15.2  Since the date of IWRA's balance sheets
dated as of December 31, 1998, none of the following has occurred or arisen in the operation of the Property: (a) any change, event or condition that has had or reasonably may be expected to have, in any one case or in the aggregate, a material adverse effect on IWRA or the Property, (b) any material casualty, loss, damage or destruction of IWRA's assets, (c) sale, assignment or transfer of any of the properties or assets of IWRA, other than in the ordinary course of business, (d) any new encumbrance or lien on all of the Property, (e) amendment, cancellation, or early termination of any material contract or agreement, permit or license, or other instrument relating to the use or operation of the Property, and (f) incurrence of any liability or other obligation not in the ordinary course of business or involving payments in excess of $50,000 in the aggregate.

                  9.16  TAXES.

                           9.16.1  TAX FILINGS.  IWRA has timely filed or
caused to be timely filed, or will timely file or cause to be timely filed on or prior to the Closing Date, all United States federal, state, local and foreign tax returns, declarations, statements, reports, schedules, forms, and information returns and any amendments thereto (the "TAX RETURNS") that are or were required to be filed by either of them on or prior to the Closing Date, either separately or as a member of a group of corporations. All such Tax Returns and amendments thereto are or will be true, complete and correct in all material respects on the Closing Date.

                           9.16.2  PAYMENT OF TAXES.  IWRA has paid all material
United States federal, state, local, and foreign taxes, and other assessments of a similar nature (whether imposed directly or through withholding), including any interest, additions to tax, or penalties applicable thereto ("TAXES") for all periods ending through the date hereof, imposed in connection with or applicable to the Property, or where payment is not yet due, IWRA has established or will establish or cause to be established on or before the Closing Date, an adequate accrual for the payment of all such taxes.

                           9.16.3  TAX LIENS.  There are no liens for Taxes
upon any Property of IWRA or any of its subsidiaries, except for liens for Taxes not yet due.

                           9.16.4  TAX AUDITS.  No Governmental Authority,
including without limitation, any Tax authority, is currently reviewing or has given notice of its intent to review IWRA's business or financial records for any open year.

                           9.16.5  WITHHOLDING TAXES.  IWRA shall withhold
proper and accurate amounts from IWRA's employee payrolls for all periods prior to the Closing Date in material compliance with all withholding provisions of applicable local, state, and federal laws.

                  9.17  NONPROFIT STATUS.

                           9.17.1  IWRA.  IWRA qualifies as a nonprofit
corporation organized under the laws of Iowa to promote those purposes enumerated in section 99B.7, subsection 3, paragraph "b" of the Iowa Code. IWRA promotes those purposes enumerated in section 99B.7, subsection 3, paragraph "b" of the Iowa Code.

                           9.17.2  REVIEW BY GOVERNMENTAL AUTHORITY OF IWRA.
No Governmental Authority, including without limitation, any Tax authority, is reviewing or has given any notice that a Governmental Authority intends to review the status of IWRA as a nonprofit corporation organized under the laws of Iowa to promote those purposes enumerated in section 99B.7, subsection 3, paragraph "b" of the Iowa Code.

                  9.18 LIENS AGAINST THE GAMING LICENSE. IWRA expressly represents and warrants that no lien currently exists against its Gaming License.

                  9.19 LIENS AGAINST THE GAMING EQUIPMENT. IWRA expressly represents and warrants that it owns or otherwise has a valid right to use and possess the Gaming Equipment free and clear of any adverse claim and that no lien currently exists against the Gaming Equipment.

                  9.20 BOOKS AND RECORDS. The books of account, minute books, and other related records of IWRA, which have been provided to HBR as part of the Property Documents, are true, complete and correct in all material respects and have been maintained in accordance with sound business practices, including the mainte nance of an adequate system of internal controls.

                  9.21 NO UNDISCLOSED LIABILITIES. IWRA has disclosed all known liabilities to HBR, except for liabilities and obligations incurred in the ordinary course of business and consistent with past practice. Since the Execution Date, IWRA has not incurred any liability or obligation of any nature, whether or not accrued, contingent or otherwise, that has, or would be reasonably likely to have, a material adverse effect on IWRA or the Property taken as a whole.

                  9.22 ACCOUNTS RECEIVABLE. All current accounts receivable of IWRA, whether reflected in the Financial Statements or otherwise, represent income earned in the ordinary course of business. Other than the approximately $67,000 due to IWRA from the Iowa Greyhound Association pursuant to awards from arbitration decisions, each of current accounts receivable is expected to be collected in full, without any set-off, within sixty (60) days after the day on which it became due and payable.

                  9.23 DISPUTED ACCOUNTS PAYABLE. There are no unpaid invoices or bills representing amounts alleged to be owed by IWRA, which IWRA has disputed or determined to dispute or refused to pay.

                  9.24 INTELLECTUAL PROPERTY. IWRA owns, or is licensed or otherwise possesses legally enforceable rights to use Intangible Property, including, without limitation, the Software and electronic equipment associated with the operation and maintenance of all activities on the Property, and the consummation of this Agree ment will not alter or impair such ability in any respect. IWRA further warrants and represents that, to IWRA's knowledge, there are no oppositions, cancellations, invalidity proceedings, interferences or re-examination proceedings presently pending with respect to the Intangible Property that are reasonably likely to have a material adverse effect on IWRA or the Property. IWRA further warrants and represents that it has not received any notice that its conduct infringes upon any intellectual property rights or any other proprietary right of any other Person, and IWRA has not received any written notice from any other Person pertaining to or challenging the right(s) of IWRA. IWRA warrants and represents that it has not made any still pending claim of a violation or infringement by others of its rights to or in connection with any Intellectual Property associated with the Property.

                           9.24.1  SCHEDULE 9.24.1 attached hereto sets forth
a true and complete list of all patents and patent applications, trademark registrations and applications, service mark registrations and applications, copyright registrations and applications, material unregistered trademarks, service marks, copyrights and Internet domain names used or held for use in connection with the Property whether

IWRA is the licensee or licensor thereunder (excluding, however, the Excluded Intangible Property).

                           9.24.2  IWRA is the valid licensee or sole and
exclusive owner of all the Intangible Property, free and clear of all encumbrances.

                           9.24.3  IWRA owns or has the valid right to use
all of the Intangible Property used or held for use by it in connection with its business. IWRA further warrants and represents that to the knowledge of IWRA, there are no conflicts with or infringements of any Intangible Property by any third party, that the past and current conduct of IWRA or any agent of IWRA does not conflict with or infringe in any way on any proprietary right of any third party, that there is no claim, suit, action or proceeding pending or, to IWRA's knowledge, threatened against IWRA (i) alleging any such conflict or infringement with any third party's proprietary rights or
(ii) challenging the ownership, use, validity or enforceability of the Intangible Property.

                  9.25  LABOR MATTERS

                           9.25.1  IWRA is not a party to nor bound by any
collective bargaining or similar agreement with any labor organization or work rules or practices agreed to with any labor organization or employee association applicable to employees of IWRA, with the exception of the collective bargaining agreement between Iowa West Racing Association d/b/a Bluffs Run Casino and International Union, United Plant Guard Workers of America (the "UNION"), dated May 1, 1998.

                           9.25.2  With the exception of the Union, no labor
union has been certified by the National Labor Relations Board as bargaining agent for IWRA's employees; no notice has been received from any labor union stating that it has been designated as the bargaining agent for any of said employees; and no petition has been filed by any labor union requesting an election to determine whether or not it is the exclusive bargaining agent for any of said employees.

                           9.25.3  With the exception of the employees
represented by the Union, none of the employees of IWRA is represented by any labor organization and (with the exception of certain activities undertaken by the Teamsters and ICU-UCFW (food workers union), respectively, which activities did not result in an election and were ceased by January 1, 1999) there have been no union organizing activities among the employees of IWRA within the past five (5) years, nor does any question concerning representation exist concerning such employees.

                           9.25.4  There is no labor strike, dispute,
corporate campaign, slowdown, stoppage or lockout actually pending, threatened against or affecting the Property, and during the past five (5) years there has not been any such action.

                           9.25.5  There is no unfair labor practice charge,
complaint or Proceeding against IWRA pending or threatened before the National Labor Relations Board or any similar state or foreign agency.

                           9.25.6  There is no pending grievance or
arbitration Proceeding arising out of any collective bargaining agreement or other grievance procedure relating to IWRA or the Property.

                           9.25.7  With the exception of standard form
confidentiality and non-compete agreements (true and correct copies of the forms of which were provided by IWRA to HBR prior to the Execution Date), a true and correct copy of each employment contract, consulting agreement and severance agreement between IWRA and any employee of IWRA shall be provided to HBR as part of the Property Documents.

                           9.25.8  A true and complete copy of each written
personnel policy, rule and procedure applicable to employees of IWRA shall be provided to HBR as part of the Property Documents.

                           9.25.9  IWRA is, and has at all times been, in
compliance, in all material respects, with all Laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices, as defined in the National Labor Relations Act or other Laws.

                           9.25.10  Except as disclosed on SCHEDULE 9.3,
there is no charge with respect to or relating to IWRA pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

                           9.25.11  IWRA has not received notice of the
intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation, and no such investigation is in progress.

                           9.25.12  There are no complaints, lawsuits or
other Proceedings pending or, to IWRA's knowledge, threatened in any forum by or on behalf of any present or former employee of IWRA, any applicant for employment or classes of the foregoing alleging breach of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

                           9.25.13  Since the enactment of the Worker
Adjustment and Retraining Notification Act of 1988 (the "WARN ACT"), IWRA has not effectuated a "plant closing" (as defined in the WARN Act) affecting the Property or a "mass layoff" (as defined in the WARN Act) affecting the Property; nor has IWRA been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law or regulation.

                           9.25.14  SCHEDULE 9.25.14 attached hereto sets
forth a true and complete list of (i) the names and current salaries of all officers and key employ ees of IWRA; (ii) the wage rates for non-salaried and non-executive salaried employ ees of IWRA by classification; and (iii) all group insurance programs in effect for employees of IWRA. IWRA further warrants and represents that it is not in default with respect to any of its obligations referred to in the preceding sentence, and that to IWRA's knowledge, no officer, key employee or group of employees has any plans to terminate employment with IWRA as a result of the execution of this Agreement or otherwise.

                  9.26 COMPLIANCE WITH THE WARN ACT. IWRA shall be responsible for any liability under the WARN Act or such similar statute or regulation for those "mass layoff" or "plant closing" (each as defined in the WARN Act) by IWRA occurring on or before the Closing Date. HBR shall be responsible for any liability under the WARN Act or such similar statute or any such "mass layoff" or "plant closing" by HBR after the Closing Date.

                  9.27 UTILITIES ACCESS. The Property has access to all water, sewer, electric, natural gas, telephone, drainage facilities and all other utilities necessary to operate the Property as a casino and dog track and as contemplated to be operated by the Lease and the Management Agreement, and such access has been provided in material compliance with all requirements of Laws. All municipal charges for water, sewer or solid waste disposal have been paid in full.

                  9.28 COMPLIMENTARIES. IWRA is not committed to any complimentary arrangement for food or beverage for any guest or client as of the Closing Date or any period thereafter which has not been taken into account in determining its "current liabilities," as determined in accordance with generally accepted accounting principles consistent with IWRA's past practice.

                  9.29 CUSTOMER DATABASE. To IWRA's knowledge, no employee, representative, agent or member of IWRA has delivered, and IWRA shall not knowingly permit any employee, representative, agent or member to deliver IWRA's customer database file and records to a third party (other than mailing houses processing such information on behalf of IWRA or Current Manager) or allow a third party access to IWRA's customer database files and records. IWRA employs an electronic player tracking system that collects and stores information about guests and clients of the Gaming Facility, including, without limitation, gambling preferences, profits and losses and complimentary arrangements. IWRA's customer database files and records are updated and maintained by IWRA regularly and shall be updated and maintained by IWRA through the Closing Date in accordance with past practice.

                  9.30 MATERIAL MISSTATEMENTS OR OMISSIONS. No representation or warranty by IWRA in this Agreement, nor any document, exhibit, statement, certificate or schedule heretofore or hereinafter furnished to HBR by IWRA pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                  9.31 AD VALOREM TAXES. The Real Property has not been classified under any designation authorized by Law to obtain a special low ad valorem tax rate or receive an abatement or deferment of ad valorem taxes which, in such case, will result in additional, catch-up ad valorem taxes in the future in order to recover the amounts previously abated or deferred. The Real Property is not currently exempt from ad valorem taxes.

                  9.32 MECHANIC'S LIENS. No materials have been delivered to, and no work has been performed on, the Real Property within the last ninety (90) days for which payment has not been made in full.

                  9.33 LIENS ON PERSONAL PROPERTY AND INTANGIBLE PROPERTY. Subject only to the liens set forth on SCHEDULE 9.33 attached hereto and incorporated herein, IWRA owns the Personal Property and the Intangible Property, and on the Closing Date, IWRA shall sell and transfer the Personal Property and the Intangible Property to HBR free and clear of all liens, claims, pledges, security interests or other encumbrances.

                  9.34 CONDITION OF PROPERTY. Except as otherwise expressly provided herein or in any of the Closing documents executed in connection herewith, IWRA makes no representation or warranty as to the condition of the Property and HBR is purchasing the Property "AS-IS" and "WITH ALL FAULTS."


                  9.35 STIPULATED AGREEMENT. Reference is made to that certain Stipulated Agreement, dated November 9, 1998 (the "STIPULATED AGREEMENT"), by and between the Administrator of the Iowa Racing and Gaming Commission and IWRA. In connection with the Stipulated Agreement, IWRA has conducted an investigation which included discussions with Current Manager, General Manager, licensed engineers and other contractors and professionals relating to implementing a plan for the modification of the exterior entrances of the Property to minimize the potential entry into gaming areas of the Property by underage individuals (the "MODIFICATIONS"). IWRA believes in good faith, following such investigation, that, in light of prudent business practices and the effect such Modifications may have upon customer traffic on the Property, the cost of designing, constructing and implementing reasonable Modifications that would be acceptable to the Gaming Commission will not exceed $150,000.00.

10.      HBR'S REPRESENTATIONS AND WARRANTIES.

                  HBR represents and warrants to IWRA, as of the Execution Date and as of the Closing Date, as follows:

                  10.1 NO CONFLICTS. Subject to the required approvals and consents listed on SCHEDULE 10.1 attached hereto and incorporated herein, the execution and delivery of this Agreement by HBR, the consummation of the transactions herein contemplated to be performed by HBR, and compliance with the terms of this

Agreement by HBR will not conflict with, or, with or without notice or the passage of time or both, result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, deed of trust, mortgage, loan agreement, or other document, instrument or agreement, oral or written, to which HBR is a party or by which HBR is bound, or any regulation, judgment, order or decree of any Governmental Authority having jurisdiction over HBR.

                  10.2 DUE ORGANIZATION; CONSENTS. HBR is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. All requisite corporate action has been taken by HBR in connection with entering into this Agreement, and will be taken prior to the Closing in connection with, the execution and delivery of the instruments referenced herein and the consummation of the transactions contemplated hereby. Other than the Consents and such other consents as will be obtained by HBR prior to the Closing, no consent of any partner, shareholder, beneficiary, creditor, investor, judicial or administrative body, Governmental Authority or other party will be required in connection with the execution by HBR of this Agreement and/or the performance by HBR of its obligations hereunder.


                  10.3 HBR'S AUTHORITY; VALIDITY OF AGREEMENTS. HBR has full right, power and authority to accept the Property from IWRA as provided in this Agreement, to carry out its obligations hereunder and to execute, deliver and perform, and enter into and consummate, all of the documents and transactions contemplated by this Agreement. The individual(s) executing this Agreement on behalf of HBR and the instruments referenced herein on behalf of HBR have the legal power, right and actual authority to bind HBR to the terms hereof and thereof. This Agreement is, and all other documents and instruments to be executed and delivered by HBR in connection herewith shall be, duly authorized, executed and delivered by HBR and shall be valid, binding and enforceable obligations of HBR, subject to any limitation by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally.

                  10.4 LITIGATION. As of the date hereof, there are no "Proceedings" (as hereinafter defined) before any judicial or quasi-judicial body, by any Governmental Authority or other third party, pending, or to HBR's knowledge, threatened, against or affecting HBR and, to HBR's knowledge, there is no basis for any such Proceeding. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other Proceedings are pending, or, to HBR's knowledge, threatened, against HBR.

                  10.5 CURRENT ASSETS. As of the date hereof, HBR has current assets of not less than $2,000,000 and shall maintain such assets until the Closing Date.

11.      ADDITIONAL COVENANTS OF IWRA.

                  In addition to the covenants and agreements of IWRA set forth elsewhere in this Agreement, IWRA covenants and agrees that:

                  11.1 GAMING LICENSE AND STATUS. IWRA shall use its best efforts to (i) maintain in good standing the Gaming License, including, but not limited to, making all timely filings and paying all fees required for the continued use of the Gaming License; (ii) maintain IWRA's status as a nonprofit corporation under all applicable Laws and pursuant to the licensing requirements set forth in 99B.7 and 99D.8 of the Iowa Code; (iii) continue to meet all the requirements of a license holder under 99F.7 of the Iowa Code or any other requirements under applicable Laws and (iv) meet any and all requirements that may be imposed by the Gaming Commission or any other Governmental Authority.

                  11.2 IWRA'S NONPROFIT STATUS. IWRA will conduct its operations so as to qualify as a nonprofit corporation organized under the laws of Iowa to promote those purposes enumerated in section 99B.7, subsection 3, paragraph "b" of the Iowa Code.

                  11.3 PROMOTION OF GAMING. To the extent permitted by Law, IWRA shall, and shall use its reasonable best efforts to cause the Foundation, and each of their respective affiliates, members, directors, and officers to (i) promote gaming activities in Pottawattamie County, Iowa, including, without limitation, dog racing, land-based casinos, and riverboat casinos, and (ii) preserve and advance the relationship between each of IWRA and the Foundation and the City of Council Bluffs, the County of Pottawattamie, the State of Iowa and all Governmental Authorities with jurisdiction over gaming activities. IWRA shall use its reasonable best efforts to support any measures related to gaming reasonably requested by HBR, including, without limitation, any law, referendum or bill. Except as specifically permitted in Section 11.4 hereof, IWRA acknowledges that its support or commencement of any lawsuit challenging the State of Iowa's gaming tax laws would be a violation of this covenant.

                  11.4 LITIGATION. Other than any Proceeding commenced by IWRA against HBR, from and after the date hereof, neither IWRA nor any of its affiliates, members, directors, and officers or any other entity associated with IWRA, shall commence or allow to be commenced on its behalf or join in any Proceeding with respect to all or any portion of the Property, including, without limitation, any Proceeding regarding the current tax rates applicable to income generated from riverboat casinos and land-based casinos, without the prior written consent of HBR, which consent may be withheld in HBR's sole and absolute discretion. Notwithstanding the foregoing sentence, HBR agrees that IWRA may join the lawsuit commenced by Racing Association of Central Iowa against Michael Fitzgerald, Treasurer, State of Iowa, ET. AL, Equity No. 36601; PROVIDED, THAT, IWRA shall (i) only be a passive participant in such lawsuit, and (ii) use reasonable efforts to avoid and minimize any public announcements or notices that identify IWRA's participation in such action. For purposes hereof as a "passive participant," IWRA may: (a) move to intervene in such lawsuit, (b) file joinders to motions, pleadings and briefs made by any other party in such lawsuit, (c) appear at all hearings, depositions and at trial, (d) join in discovery requests made by any other party in such lawsuit and respond to discovery requests made upon IWRA, (e) produce evidence and call witnesses at trial to support its case, (f) enter into stipulations, (g) join in any appeal brought by any other party in such lawsuit, (h) respond to court orders and subpoenas and (i) file requests for administrative relief if necessary to intervene in such lawsuit or to execute on any judgement rendered or recover any amounts awarded in such lawsuit; PROVIDED, FURTHER that as a "passive participant" IWRA shall not: (x) initiate any dispositive motion (which shall not prohibit joining in any dispositive motion made by another party or filing a dispositive motion that is substantially similar to a pending dispositive motion that was previously filed by another party in such lawsuit), (y) advance any legal theory or argument which has not already been made by another party in such lawsuit (which shall not prohibit private discussions regarding potential legal theories or arguments among the parties to such litigation or their counsel), or (z) take any action inconsistent with any of the foregoing.

                  11.5 GOVERNMENTAL AUTHORITIES. In the event that any Governmental Authority requires a change to be made to this Agreement, the Lease, the Management Agreement and/or the transactions as contemplated by such documents, IWRA hereby agrees to promptly and diligently negotiate in good faith any such required changes so that neither HBR nor IWRA suffers any economic detriment of more than $50,000 and each party's business objectives and economic position as contemplated herein and in the Lease and the Management Agreement is preserved to the fullest extent possible.

                  11.6 ACCOUNT FOR INDEMNITY CLAIMS. Commencing on the Closing Date and continuing through the third (3rd) anniversary of the Closing Date, IWRA shall maintain a segregated, unencumbered account (the "INDEMNITY ACCOUNT") containing the maximum amount of funds which are permitted to be held by IWRA under chapter 504(B) of the Iowa Code and section 99D.8 of the Iowa Code from fees and other compensation received pursuant to the Sponsorship Agreement (including any renewal or extension thereof) and any similar agreements or arrangements IWRA has with other casino owners or operators. Except as required by applicable Laws, the balance of the Indemnity Account shall not fall below the funds received by IWRA (net of reasonable operating expenses) for the most recent 250 days. The Indemnity Account shall be available for the payment of any claims brought by HBR against IWRA which arise under or in connection with this Agreement and are agreed upon by IWRA or finally determined by an arbitrator pursuant to the terms of Section 18.9 hereof (including, without limitation, Section 16.2 hereof, the Lease, or the Management Agreement). IWRA hereby acknowledges and agrees that the Indemnity Account shall not be HBR's sole remedy for claims brought by HBR against IWRA and that HBR shall be entitled to pursue any remedy available to it, whether at law or in equity.


12.      ADDITIONAL COVENANTS OF HBR.

                  12.1 CALCULATION OF THE CAP PAYMENT. If, at any time on or before December 31, 2006, the State of Iowa sets a gaming tax rate which reduces the tax applicable to the first $108,540,000 of net casino revenues earned at the Gaming Facility (the "REDUCED GAMING TAX"), then HBR shall pay to IWRA an amount (the "CAP PAYMENT") determined as follows:

                           12.1.1  Calculating the difference between the
present tax attributable to $108,540,000 (that being $38,244,000) and the tax that would be applicable to $108,540,000 if the Reduced Gaming Tax were applied, and multiplying said difference by 5.75; and

                           12.1.2 Subtracting from the amount calculated under
Section 12.1.1 above an amount equal to the nominal value of the portion of the Initial Tax Savings Payment attributable to periods after the effective date of the Reduced Gaming Tax.

                  12.2 DELIVERY OF THE CAP PAYMENT. HBR shall deliver any Cap Payment due hereunder as follows:

                           12.2.1 If the later of (i) the date that the Reduced
Gaming Tax Rate becomes law, and (ii) the effective date of the Reduced Gaming Tax Rate, if such date is different than the date set forth in clause (i) (the "REDUCED GAMING TAX EFFECTIVE DATE"), is prior to January 1, 2001, then, at IWRA's election, 66.66% of the Cap Payment shall be paid to IWRA in immediately available funds not later than 180 days after the Reduced Gaming Tax Effective Date; provided, that if IWRA elects not to offset any amounts owed pursuant to this Section 12.2.1, such amounts shall accrue interest at six percent (6%) per annum, and the remaining 33.33% of the Cap Payment (together with interest on such amount accreting at 6% per annum) shall be paid to IWRA in immediately available funds when and if HBR is obligated to pay the Holdback and the Bonus pursuant to Section 2.2 hereof. If IWRA is not entitled to the Holdback and the Bonus, IWRA shall forfeit 33.33% of the Cap Payment, together with any interest thereon. If IWRA is required to reimburse any portion of the Holdback and the Bonus to HBR, IWRA shall also reimburse at such time 33.33% of the Cap Payment (together with interest on such amount at a rate of 6% per annum from the date the Holdback and the Bonus were paid to IWRA to the date of reimbursement).

                           12.2.2 If the Reduced Gaming Tax Effective Date is on
or after January 1, 2001, but prior to January 1, 2002, then, at IWRA's election, 33.33% of the Cap Payment shall be paid to IWRA in immediately available funds not later than 180 days after the Reduced Gaming Tax Effective Date; provided, that if IWRA elects not to offset any amounts owed pursuant to this Section 12.2.2, such amounts shall accrue interest at six percent (6%) per annum, and the remaining 66.66% of the Cap Payment (together with interest on such amount accreting at 6% per annum) shall be paid to IWRA in immediately available funds when and if HBR is obligated to pay the Holdback and the Bonus pursuant to Section 2.2 hereof. If IWRA is not entitled to the Holdback and the Bonus, IWRA shall forfeit 66.66% of the Cap Payment, together with any interest thereon. If IWRA is required to reimburse any portion of the Holdback and the Bonus to HBR, IWRA shall also reimburse at such time 66.66% of the Cap Payment (together with interest on such amount at a rate of 6% per annum from the date the Holdback and the Bonus were paid to IWRA to the date of reimbursement).

                           12.2.3 If the Reduced Gaming Tax Effective Date is on
or after January 1, 2002, then, at IWRA's election, 100% of the Cap Payment shall be paid to IWRA in immediately available funds not later than 180 days after HBR is obligated to pay the Holdback and the Bonus pursuant to Section 2.2 hereof; provided, that if IWRA elects not to offset any amounts owed pursuant to this Section 12.2.3, such amounts shall accrue interest at six percent
(6%) per annum. If IWRA is not entitled to the Holdback and the Bonus, IWRA shall forfeit 100% of the Cap Payment, together with any interest thereon. If IWRA is required to reimburse any portion of the Holdback and the Bonus to HBR, IWRA shall also reimburse at such time 100% of the Cap Payment (together with interest on such amount at a rate of 6% per annum from the date the Holdback and the Bonus were paid to IWRA to the date of reimbursement).

                  12.3 CERTAIN RIGHTS ASSIGNABLE. Notwithstanding the provisions of Section 18.6.1 of this Agreement, IWRA may assign its rights to payment of any amounts payable pursuant to Sections 12.1 and 12.2 to the Foundation, PROVIDED, that the Foundation shall have executed an agreement to bound by the terms of Sections 12.1 and 12.2 of this Agreement. Upon receipt of notice from IWRA that such assignment has occurred, HBR shall make such payments directly to the Foundation in accordance with Sections 12.1 and 12.2.


                  12.4 EQUITABLE ADJUSTMENT. If prior to December 31, 2006, the State of Iowa makes any further decreases to the effective gaming tax rate, the parties shall make such payments and equitable adjustments to the terms hereof as are necessary to effectuate the intent of Sections 2.1(ii) and 12.1 above. If IWRA is not entitled to payment of the Holdback and the Bonus pursuant to Sections 2.2.1 or 2.2.3, IWRA shall pay HBR an amount equal to the nominal value of the portion of the Initial Tax Savings Payment attributable to periods after the Referendum Date.

                  12.5 GOVERNMENTAL AUTHORITIES. In the event that any Governmental Authority requires a change to be made to this Agreement, the Lease, the Management Agreement and/or the transactions as contemplated by such documents, HBR hereby agrees to promptly and diligently negotiate in good faith any such required changes so that neither IWRA nor HBR suffers any economic detriment of more than $50,000 and each party's business objectives and economic position as contemplated herein and in the Lease and the Management Agreement is preserved to the fullest extent possible.

                  12.6 FINANCING. HBR shall use commercially reasonable efforts to obtain from a lender, as soon as reasonably practicable following the Execution Date, a commitment letter (the "COMMITMENT LETTER") or a letter agreeing to utilize its best efforts to syndicate a credit facility to provide the financing for the transactions contemplated hereunder (the "BEST EFFORTS LETTER"), each on terms reasonably acceptable to HBR.

13.      RISK OF LOSS.


                  13.1 CONDEMNATION. If, prior to the Closing, all or any "Material Portion" (as hereinafter defined) is taken by condemnation or eminent domain (or is the subject of a pending taking which has not been consummated), IWRA shall immediately notify HBR of such fact. In such event, HBR shall have the option to terminate this Agreement upon written notice to IWRA given not later than thirty (30) days after HBR's receipt of such notice from IWRA. Upon such termination, the parties shall equally share the cancellation charges, if any, of Escrow Agent and Title Company, and neither party shall have any further rights or obligations hereunder, other than pursuant to Sections 4.1.2 and 8.7 and Article 15 hereof, any provision hereof which expressly survives the termination of this Agreement. HBR shall have no right to terminate this Agreement as a result of any taking of any portion of the Property that is not a Material Portion. If HBR does not elect or has no right to terminate this Agreement, IWRA shall assign and turn over to HBR, and HBR shall be entitled to receive and keep, all awards for the taking by condemnation and HBR shall be deemed to have accepted the Property subject to the taking without reduction in the Consideration. As used herein, the term "MATERIAL PORTION" shall mean any portion having a value in excess of $100,000.

                  13.2 CASUALTY. Prior to the Closing and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by earthquake, hurricane, tornado, flood, landslide, fire or other casualty shall be borne and assumed by IWRA. If, prior to the Closing any "Material Damage" (as hereinafter defined) occurs to any portion of the Property as a result of earthquake, hurricane, tornado, flood, landslide, fire or other casualty, IWRA shall immediately notify HBR of such fact. In such event, HBR shall have the option to terminate this Agreement upon written notice to IWRA given not later than thirty
(30) days after HBR's receipt of such notice from IWRA. Upon such termination, the parties shall equally share the cancellation charges, if any, of Escrow Agent and Title Company, and neither party shall have any further rights or obligations hereunder, other than pursuant to Sections 4.1.2 and 8.7 and Article 15 hereof. HBR shall have no right to terminate this Agreement as a result of any damage or destruction of any portion of the Property that does not constitute Material Damage. If HBR does not elect or has no right to terminate this Agreement, IWRA shall assign and turn over, and HBR shall be entitled to receive and keep, insurance proceeds relating to damage to the Property (other than any insurance proceeds with respect to the Gaming Equipment) payable with respect to such damage or destruction (which shall then be repaired or not at HBR's option and cost) and HBR shall receive, as a credit against the Consideration, an amount equal to the deductible amount with respect to the insurance and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement. If HBR does not elect or has no right to terminate this Agreement by reason of any casualty, HBR shall have the right to participate in any adjustment of any insurance claim. As used herein, the term "MATERIAL DAMAGE" shall mean damage or destruction, the cost of repair of which exceeds $100,000.

14.      REMEDIES.

                  14.1 DEFAULT BY HBR. In the event that the Escrow and this transaction fail to close solely as a result of the default of HBR in the performance of its obligations under this Agreement, then IWRA shall be entitled to pursue any remedy available to them hereunder, at law or in equity, excluding the remedy of specific performance.


                  14.2 DEFAULT BY IWRA. In the event that the Closing of the transactions contemplated in this Agreement does not occur by reason of any default by IWRA of its obligations under this Agreement, then HBR shall be entitled to pursue any remedy available to it hereunder, at law or in equity, including, without limitation, the specific performance of this Agreement.

15.      BROKERS.

                  15.1 IWRA'S BROKER. IWRA hereby represents, warrants to and agrees with HBR that it has not had, and shall not have, any dealings with any third party to whom the payment of any broker's fee, finder's fee, commission or other similar compensation ("COMMISSION") shall or may become due or payable in connection with the transactions contemplated hereby other than with McCarthy & Co. (the "BROKER"). IWRA agrees to pay all Commissions due and payable to the Broker in connection with the transactions contemplated hereby pursuant to its separate agreement with the Broker. IWRA shall indemnify, protect, defend and hold HBR harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by HBR by reason of any breach or inaccuracy of the representation, warranty and agreement of IWRA contained in this Section 15.1.


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


                  15.2 HBR'S BROKER. HBR hereby represents, warrants to and agrees with IWRA that it has not had, and shall not have, any dealings with any third party to whom the payment of any Commission shall or may become due or payable in connection with the transactions contemplated hereby other than with Bear Stearns & Co., Inc. (the "HBR BROKER"). HBR agrees to pay all Commissions due and payable to the HBR Broker in connection with the transactions contemplated hereby pursuant to its separate agreement with the HBR Broker. HBR shall indemnify, protect, defend and hold IWRA harmless from and against any and all claims, losses, damages, costs and expenses (including, without limitation, reasonable attorneys' fees, charges and disbursements) incurred by IWRA by reason of any breach or inaccuracy of the representation, warranty and agreement of HBR contained in this Section 15.2.

16.      INDEMNIFICATION.


                  16.1 HBR'S INDEMNIFICATION. HBR hereby agrees to indemnify, protect, defend and hold IWRA harmless from and against, on an after tax basis, any claim, demand, obligation, loss, cost, damage, liability, judgment or expense (including, without limitation, reasonable attorneys' fees, charges and disbursements) (collectively, "CLAIMS") arising out of or in connection with (a) the breach of any of HBR's representations or warranties set forth herein or (b) the ownership, operation (including, without limitation, HBR's obligations with respect to the Transferred Employees (other than HBR's 90 day salary obligation with respect to the General Manager set forth in Section 4.4.1) or maintenance of the Property by HBR after the Closing, excluding however, any Claims related to the financial performance of the Property after the Closing.

                  16.2 IWRA'S INDEMNIFICATION. IWRA hereby agrees to indemnify, protect, defend and hold HBR harmless from and against, on an after tax basis, any Claims arising out of or in connection with (a) the breach of any of IWRA's representations or warranties set forth herein or (b) the ownership, operation or maintenance of the Property prior to the Closing.

                  16.3 FURTHER ASSURANCES. Each party shall do, execute and deliver, or shall cause to be done, executed and delivered, all such further acts and instruments which the other party may reasonably request in order to more fully effectuate the indemnifications provided for in this Agreement.


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

17.      CONFIDENTIALITY AND PUBLIC ANNOUNCEMENTS.

                  17.1 CONFIDENTIALITY. Subject to Section 17.2 below, HBR and IWRA hereby agree to be bound by that certain Confidentiality and Non-Disclosure Agreement, dated May 4, 1999 (the "CONFIDENTIALITY AGREEMENT") by and between Broker, on behalf of IWRA, and Harveys Casino Resorts, the parent company of HBR. Notwithstanding any provision to the contrary contained in the Confidentiality Agreement, IWRA hereby agrees that HBR may provide to prospective lenders any information requested by such lenders in connection with the transactions contemplated in this Agreement, the Lease and the Management Agreement, provided, however, that HBR shall cause such prospective lenders to agree to be bound by the confidentiality provisions contained in the Confidentiality Agreement with respect to such information prior to disclosure.


                  17.2 PUBLIC ANNOUNCEMENTS. Notwithstanding Section 17.1 above, HBR and IWRA shall consult with the other parties hereto before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation. The parties agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

18.      MISCELLANEOUS PROVISIONS.

                  18.1 GOVERNING LAW. This Agreement and the legal relations between the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Iowa, without regard to its principles of conflicts of law.

                  18.2 ENTIRE AGREEMENT. This Agreement, including the exhibits and schedules attached hereto, together with the Lease, the Management Agreement, and the Confidentiality Agreement, constitutes the entire agreement between HBR and IWRA pertaining to the subject matter hereof and supersedes all prior agreements, understandings, letters of intent, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements, express or implied, made to any party by any other party in connection with the subject matter hereof except as specifically set forth herein or in the documents delivered pursuant hereto or in connection herewith.


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


                  18.3 MODIFICATION; WAIVER. No supplement, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

                  18.4 NOTICES. All notices, consents, requests, reports, demands or other communications hereunder (collectively, "NOTICES") shall be in writing and may be given personally, by registered or certified mail, by telecopy or by Federal Express (or other reputable overnight delivery service) as follows:


To HBR:                  HBR Realty Company, Inc.
                         c/o Harveys Casino Resorts
                         Highway 50 & Stateline Avenue
                         Lake Tahoe, Nevada  89449
                         Attention: Mr. Charles W. Scharer
                         Telephone: (775) 586-6756
                         Telecopy:  (775) 586-6852

With A Copy To:          Scarpello & Alling, Ltd.
                         Kingsbury Square
                         276 Kingsbury Grade, Suite 2000
                         Lake Tahoe, Nevada  89449
                         Attention: Ronald D. Alling, Esq.
                         Telephone: (775) 588-6676
                         Telecopy:  (775) 588-4970

and to:                  Skadden, Arps, Slate, Meagher & Flom LLP
                         300 South Grand Avenue, Suite 3400
                         Los Angeles, California  90071
                         Attention: Nick P. Saggese, Esq. and
                         Allan G. Mutchnik, Esq.
                         Telephone: (213) 687-5000
                         Telecopy:  (213) 687-5600

To IWRA: Iowa West Racing Association, Nonprofit Corporation 500 West Broadway, Suite 100
                         Council Bluffs, Iowa  51503
                         Attention: Mr. Tony Payne
                         Telephone: (712) 325-3133, ext. 11
                         Telecopy:  (712) 322-2267

With A Copy To:          Peters Law Firm
                         233 Pearl Street
                         Council Bluffs, Iowa  51502
                         Attention: James Campbell, Esq.
                         Telephone: (712) 328-3157
                         Telecopy:  (712) 328-9092



To Escrow                Fidelity National Title Insurance Company
Agent:                   700 Louisiana, Suite 2400
                         Houston, Texas  77002
                         Attention: Ms. Lolly Avant
                         Telephone: (713) 228-3009
                         Telecopy:  (713) 225-2726

or to such other address or such other Person as the addressee party shall have last designated by notice to the other parties. All Notices shall be deemed to have been given when received. All Notices given by telecopy shall be followed by the delivery of a hard copy of such Notice, provided that such Notice shall be deemed to have been given when received by telecopy.

                      18.5 EXPENSES. Subject to the provision for payment of Closing Costs in accordance with the terms of Section 8.7 hereof and any other provision of this Agreement, whether or not the transactions contemplated by this Agreement shall be consummated, all fees and expenses incurred by any party hereto in connection with this Agreement shall be borne by such party.

                      18.6  ASSIGNMENT.

                              18.6.1  IWRA'S RIGHT TO ASSIGN.  IWRA shall not
have the right, power or authority to assign all or any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without HBR's prior written consent.

                              18.6.2  HBR'S RIGHT TO ASSIGN.  HBR shall have the
right, power and authority to assign all or any portion of this Agreement or its rights hereunder or to delegate any duties or obligations arising under this Agreement, voluntarily, involuntarily or by operation of law, without IWRA's consent, to any affiliate of HBR; provided, however, that no such assignment or delegation shall relieve HBR of its obligations or liabilities under this Agreement.


                      18.7 SEVERABILITY. Any provision or part of this Agreement which is invalid or unenforceable in any situation in any jurisdiction shall, as to such situation and such jurisdiction, be ineffective only to the extent of such invalidity and shall not affect the enforceability of the remaining provisions hereof or the validity or enforceability of any such provision in any other situation or in any other jurisdiction.

                      18.8 SURVIVAL. All representations and warranties made by IWRA in Article 9, by HBR in Article 10 and all other representations and warranties to the extent that they relate to the condition of the Property shall survive the delivery of the Deed and the Closing until the third anniversary of the Closing Date. The following provisions shall survive the delivery of the Deed and the Closing: Sections 2.2 (Holdback), 2.3 (Letter of Credit), 2.4 (Allocation of the Consideration), 4.1.2 (HBR's indemnity obligation for HBR's diligence tests), 4.4 (Transferred and Non-Transferred Employees), 4.11 (Reasonable Efforts), 8.6 (Post Closing Adjustments), 12.1 (Calculation of the Cap Payment), 12.2 (Delivery of the Cap Payment), 12.3 (Certain Rights Assignable), 12.4 (Equitable Adjustment), 12.5 (Governmental Authorities), 18.8 (Survival), 18.9 (Arbitration), 18.17 (Post Closing Access to Records), 18.19 (Attorneys' Fees) and Articles 11 (Additional Covenants of IWRA), 14 (Remedies), 15 (Brokers), 16 (Indemnification), and 17 (Confidentiality and Public Announcements).


                      18.9 ARBITRATION. Any dispute, controversy or claim arising out of or relating to this Agreement, the Lease or the Management Agreement, or the


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

breach, termination or validity hereof or thereof, shall be finally settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect, as modified herein (the "RULES"). The place of arbitration shall be Omaha, Nebraska. There shall be three arbitrators, of whom HBR shall appoint one and IWRA shall appoint one within thirty (30) days of the receipt by the respondent of the demand for arbitration. The two arbitrators so appointed shall select the chair of the arbitral tribunal within thirty (30) days of the appointment of the second arbitrator. If such arbitrator is not appointed within the time limit provided herein, such arbitrator shall be appointed by the American Arbitration Association ("AAA") in accordance with the Rules. Any arbitrator appointed by the AAA shall be an experienced arbitrator who is either a retired judge or a practicing attorney with no less than fifteen years of experience with large commercial cases. Any arbitration proceedings, decision or award rendered hereunder and the validity, effect and interpretation of this arbitration agreement shall be governed by the Iowa Arbitration Act, Chapter 679A of the Iowa Code. By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies in aid of arbitration as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect. Any decision or award rendered hereunder shall be final and binding on the parties and judgment upon such decision or award may be entered in any court having jurisdiction thereof.

                      18.10 SUCCESSORS AND ASSIGNS; THIRD PARTIES. Subject to and without waiver of the provisions of Section 18.6 hereof, all of the rights, duties, benefits, liabilities and obligations of the parties shall inure to the benefit of, and be binding upon, their respective successors and assigns. Except as specifically set forth or referred to herein, nothing herein expressed or implied is intended or shall be construed to confer upon or give to any Person, other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

                      18.11 COUNTERPARTS. This Agreement may be executed in as many counterparts as may be deemed necessary and convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.

                      18.12 HEADINGS. The Section headings of this Agreement are for convenience of reference only and shall not be deemed to modify, explain, restrict, alter or affect the meaning or interpretation of any provision hereof.

                      18.13 TIME OF ESSENCE. Time shall be of the essence with respect to all matters contemplated by this Agreement.

                      18.14 FURTHER ASSURANCES. In addition to the actions recited herein and contemplated to be performed, executed, and/or delivered by IWRA and HBR, IWRA and HBR agree to perform, execute and/or deliver or cause to be performed, executed and/or delivered at or after the Closing any and all such further acts, instruments, deeds and assurances as may be reasonably required to consummate the transactions contemplated hereby, including, without limitation, and subject to the Confidentiality Agreement secured pursuant to Section 17.1, any instruments, and documents as may be reasonably requested by HBR's lender in the financing of the acquisition of the Property. HBR and IWRA hereby further agree to make available in a prompt and timely manner any information requested from the Gaming Commission or any of its duly authorized representatives.

                      18.15 NUMBER AND GENDER. Whenever the singular number is used, and when required by the context, the same includes the plural, and the masculine gender includes the feminine and neuter genders.

                      18.16 CONSTRUCTION. This Agreement shall not be construed more strictly against one party hereto than against any other party hereto merely by virtue of the fact that it may have been prepared by counsel for one of the parties.

                      18.17 POST CLOSING ACCESS TO RECORDS. Upon receipt by IWRA of HBR's reasonable written request at anytime and from time to time within a period of three (3) years after the Closing, IWRA shall make all of IWRA's records relating to the Property available to HBR for inspection and copying (at HBR's sole cost and expense).

                      18.18 EXHIBITS AND SCHEDULES. All exhibits and schedules attached hereto are hereby incorporated by reference as though set out in full herein.

                      18.19 ATTORNEYS' FEES. In the event that any party hereto brings an action or proceeding against any other party to enforce or interpret any of the covenants, conditions, agreements or provisions of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover all reasonable costs and expenses of such action or proceeding, including, without limitation, attorneys' fees, charges, disbursements and the fees and costs of expert witnesses.

                      18.20 BUSINESS DAYS. As used herein, the term "BUSINESS DAY" shall mean a day that is not a Saturday, Sunday or legal holiday. In the event that the date for the performance of any covenant or obligation under this Agreement shall fall on a Saturday, Sunday or legal holiday, the date for performance thereof shall be extended to the next Business Day.

                      18.21 AMENDMENT OR SUPPLEMENT. This Agreement may be amended or supplemented in writing by HBR and IWRA with respect to any of the terms contained in this Agreement.


                            [SIGNATURE PAGES FOLLOW.]

                      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                              HBR:

                              HBR REALTY COMPANY, INC.
                              a Nevada corporation


                              By:      /s/ Charles W. Scharer
                                       -------------------------------
                                       Name: Charles W. Scharer
                                       Title:   President

                              IWRA:

                              IOWA WEST RACING ASSOCIATION,
                              NONPROFIT CORPORATION,
                              an Iowa nonprofit corporation


                              By:      /s/ Charles L. Smith
                                       --------------------------------
                                       Name:  Charles L. Smith
                                       Title:  President


                              By:      /s/ Joseph D. Lehan
                                      ----------------------------------
                                       Name:  Joseph D. Lehan
                                       Title:  Secretary

ESCROW AGENT:

The undersigned Escrow Agent hereby accepts the foregoing Purchase and Sale Agreement and Joint Escrow Instructions and agrees to act as Escrow Agent under this Agreement in strict accordance with its terms.

FIDELITY NATIONAL TITLE INSURANCE COMPANY



By:      /s/ Lolly Avant
         --------------------------------
         Name:  Lolly Avant
         Title:    Vice President

                                LIST OF EXHIBITS



EXHIBIT "A"                   LAND PARCEL

EXHIBIT "B"                   LEASED PROPERTIES

EXHIBIT "C"                   FORM OF LEASE

EXHIBIT "D"                   FORM OF MANAGEMENT AGREEMENT

EXHIBIT "E"                   CONSIDERATION ALLOCATION

EXHIBIT "F"                   INTENTIONALLY OMITTED

EXHIBIT "G"                   FORM OF DEED

EXHIBIT "H"                   FORM OF BILL OF SALE

EXHIBIT "I"                   FORM OF NON-FOREIGN AFFIDAVIT

EXHIBIT "J"                   FORM OF SPONSORSHIP AGREEMENT

EXHIBIT "K"                   FORM OF OFFICER'S CERTIFICATE

EXHIBIT "L"                   BLUFFS RUN CASINO Y2K STATUS SHEET

                                LIST OF SCHEDULES


SCHEDULE 2.1         PRESENT VALUE OF THE GAMING TAX SAVINGS

SCHEDULE 2.3         TERMS OF THE LETTER OF CREDIT

SCHEDULE 5.3         SCHEDULE OF GAMING EQUIPMENT

SCHEDULE 6.1.9       SCHEDULE OF ASSUMED AGREEMENTS

SCHEDULE 6.1.10      SCHEDULE OF DESIGNATED AGREEMENTS

SCHEDULE 9.1         SCHEDULE OF CONTRACTS

SCHEDULE 9.3         SCHEDULE OF LITIGATION

SCHEDULE 9.9         CONSENTS SCHEDULE

SCHEDULE 9.12        SCHEDULE OF LEASES

SCHEDULE 9.24.1      SCHEDULE OF INTELLECTUAL PROPERTY

SCHEDULE 9.25.14     SCHEDULE OF OFFICERS AND KEY EMPLOYEES

SCHEDULE 9.33        SCHEDULE OF LIENS ON PERSONAL PROPERTY AND INTANGIBLE
                     PROPERTY

SCHEDULE 10.1        SCHEDULE OF REQUIRED APPROVALS & CONSENTS


                                      i